UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

☒ Filed by the Registrant	☐ Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a–6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a–12

ROLLINS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

ROLLINS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

2170 Piedmont Road, N.E., Atlanta, Georgia 30324

TO THE HOLDERS OF THE COMMON STOCK:

PLEASE TAKE NOTICE that the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Rollins, Inc. a Delaware corporation (“Rollins” or the “Company”), will be held at the Company’s corporate office located at 2170 Piedmont Road, NE, Atlanta, Georgia, 30324, on Tuesday, April 25, 2023, at 12:30 P.M. for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.	To elect one Class II and four Class I director nominees to serve as directors of the Company until our 2024 and 2026 annual meeting of stockholders, respectively, or until their successors are duly elected and qualified;
2.	To hold an advisory (non-binding) vote to approve the compensation of the Company’s named executive officers;
3.	To hold an advisory (non-binding) vote on the frequency of future stockholder advisory votes to approve the compensation paid to the Company’s named executive officers; and
4.	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournment of the meeting.

The Proxy Statement dated March 15, 2023 is attached.

The Board of Directors has fixed the close of business on March 1, 2023 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

As permitted by the U.S. Securities and Exchange Commission (the “SEC”) rules, the Company is making the proxy materials relating to the Annual Meeting, including this Proxy Statement and the Company’s 2022 Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (the “Annual Report”), available to our stockholders electronically via the internet. On or about March 15, 2023, we mailed to our stockholders an Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 25, 2023 (the “Notice”) containing instructions on how to access this Proxy Statement and our Annual Report and vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. The Notice instructs you on how to access and review all important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your proxy over the internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained in the Notice.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of the Stockholders to be held on April 25, 2023: The Proxy Statement and Annual Report are available at http://www.viewproxy.com/ROL/2023.

We encourage you to take advantage of the availability of the proxy materials on the internet in order to help lower the costs of delivery and reduce the Company’s environmental impact.

BY ORDER OF THE BOARD OF DIRECTORS

Elizabeth B. Chandler
Secretary
Atlanta, Georgia
March 15, 2023

Whether or not you expect to attend the annual meeting, please sign, date and return the enclosed proxy card promptly. Alternatively, you may give a proxy by telephone or over the internet by following the instructions on your proxy card or Notice. If you decide to attend the meeting, you may, if you wish, revoke the proxy and vote your shares in person.

Letter from our Executive Chairman of the Board

To our Stockholders,

On behalf of the Board of Directors, we are pleased to share that we will hold our 2023 Annual Meeting of Stockholders on Tuesday April 25th, 2023, at 12:30 P.M.

Thanks to our team members around the globe, we had another year of tremendous growth and solid financial results in 2022. Our operations performed well, and we had impressive growth in every business line. The strength of our brands enabled customers to select, retain and expand our services at very high levels. Living up to our brand promises is the hallmark of the longevity and sustainable business model that we have built at Rollins.

2023 Chief Executive Officer Succession

In December 2022, pursuant to the previously announced 2023 CEO Succession Plan, the Board of Directors elected Jerry E. Gahlhoff, Jr. to serve as the Chief Executive Officer of the Company, in addition to his role as President, effective January 1, 2023. This transition led to our reconsideration of separating the Board Chairman and Chief Executive Officer roles, which is described in more detail under the section titled “Board Leadership Structure” on page 7. Jerry, who was previously elected to serve as a member of our Board of Directors in 2021, is an exceptional leader, with great vision and a deep understanding of our industry and our customers.

Updated Mission and Core Values

The complexity of our business continues to rise as we acquire more companies and expand our global footprint. As Rollins has evolved over the years to becoming a parent company to many strong brands, we have updated our mission and approach for supporting our acquired companies so that we can drive and sustain our performance and leverage best practices within our portfolio of brands.  In 2022, we clarified our mission to enable us to optimize how we guide, govern, and support our rapidly growing company. Our new mission includes the following five core values: Continuous Improvement, Do the Right Thing, Service, Accountability and Collaboration. We believe these core values will help guide our actions as a parent company, and better position us to support our entire portfolio of brands.

Continued Commitment to Workplace Inclusion

Our Company’s greatest asset is our people. We are proud to continuously execute on our long-standing commitment to attract the best talent, provide best-in-class training, promote from within our Company, and create a nurturing and inclusive work environment for all employees. In 2022, we continued to reinforce our Workplace Inclusion efforts, an initiative that has become integral to our long-term strategy and has been incorporated into the fabric of our organization. We make it a priority to promote and create a diverse, equitable and inclusive workplace every day and with everything that we do. We strongly believe our efforts result in higher levels of satisfaction and engagement, stronger team member retention, higher productivity, and a heightened sense of belonging.

Moving Forward

I am optimistic about our future and what we can accomplish together in 2023. On behalf of our Board of Directors and our employees around the world, we want to thank you for your continued support and investment in Rollins, Inc. We are excited for the future and our ability to deliver long-term shareholder returns.

Gary W. Rollins

Executive Chairman of the Board

PROXY STATEMENT

We are furnishing the proxy materials to stockholders on or about March 15, 2023. The Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 25, 2023, Proxy Statement and the Annual Report are available at http://www.viewproxy.com/ROL/2023.

The following information concerning the proxy and the matters to be acted upon at the Annual Meeting of Stockholders to be held on April 25, 2023, is submitted by the Company to the stockholders in connection with the solicitation of proxies on behalf of the Company’s Board of Directors.

SOLICITATION OF AND POWER TO REVOKE PROXY

A form of proxy is enclosed. Each proxy submitted will be voted as directed, but if not otherwise specified, proxies solicited by the Board of Directors of the Company will be voted in favor of the candidates for election to the Board of Directors, in favor of the advisory (non-binding) vote to approve the compensation of the Company’s named executive officers and in favor of the frequency of such advisory (non-binding) votes to be held every three years. We have designated Gary W. Rollins and John F. Wilson, the Company’s Executive Chairman and Vice-Chairman, respectively, as proxies for the 2023 Annual Meeting of Stockholders.

A stockholder executing and delivering a proxy has the power to revoke the same and the authority thereby given at any time prior to the exercise of such authority, if they so elect, by contacting either proxy holder, by timely submitting a later dated proxy changing their vote, or by attending the meeting and voting in person. However, a beneficial stockholder who holds their shares in street name must secure a proxy from their broker before they can attend the meeting and vote. All costs of solicitation have been, and will be, borne by the Company.

HOUSEHOLDING AND DELIVERY OF NOTICE OR PROXY MATERIALS

The Company has adopted the process called “householding” for any notice or proxy materials in order to reduce printing costs and postage fees. Householding means that stockholders who share the same last name and address will receive only one copy of the notice or proxy materials, unless we receive contrary instructions from any stockholder at that address.

If you prefer to receive multiple copies of the proxy material at the same address, additional copies will be provided to you promptly upon written or oral request. If you are a stockholder of record, you may contact us by writing to the Company at 2170 Piedmont Rd., NE, Atlanta, GA 30324 or by calling 404-888-2000. Eligible stockholders of record receiving multiple copies of the proxy materials can request householding by contacting the Company in the same manner.

CAPITAL STOCK

The outstanding capital stock of the Company on March 1, 2023 consisted of 492,744,242 shares of Common Stock, par value $1.00 per share. Holders of Common Stock are entitled to one vote (noncumulative) for each share of such stock registered in their respective names at the close of business on March 1, 2023, the record date for determining stockholders entitled to notice of and to vote at the meeting or any adjournment thereof.

MATTERS TO BE VOTED ON AND VOTES NEEDED FOR APPROVAL

A majority of the outstanding shares will constitute a quorum at the Annual Meeting. Abstentions and “broker non-votes” will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a “non-routine” matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. The situation in which a broker is able to vote on some matters at a meeting but not others is generally referred to as a “broker non-vote” with respect to those matters on which the broker cannot vote. Each proposal listed below is a matter considered “non-routine” under applicable rules. Therefore, there will be no broker non-votes with respect to any proposal below. In accordance with the General Corporation Law of the state of Delaware, the following votes are needed for approval of each proposal:

PROPOSAL	VOTE NEEDED FOR APPROVAL AND EFFECT OF ABSTENTION AND BROKER NON-VOTES

Proposal No. 1:

The election of one Class II and four Class I director nominees to serve as directors of the Company until our 2024 and 2026 annual meeting of stockholders, respectively, or until their successors are duly elected and qualified.

The election of the director nominees named herein will require the affirmative vote of a plurality of the votes cast by the shares of Company Common Stock entitled to vote in the election, provided that a quorum is present at the Annual Meeting.

In the case of a plurality vote requirement (as in the election of directors), where no particular percentage vote is required, the outcome is solely a matter of comparing the number of votes cast for each nominee, with those nominees receiving the most votes being elected, and hence only votes for director nominees (and not abstentions or broker non-votes, as described above) are relevant to the outcome. In this case, the Class I nominee receiving the most votes and the four Class II nominees receiving the most votes will be elected.

Proposal No. 2: Advisory (non-binding) vote to approve the compensation of the Company’s named executive officers.

The affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the meeting is required to approve the advisory (non-binding) vote on the compensation of the Company’s named executive officers.

Abstentions will have the effect of a vote against this proposal.

As described above, there will be no broker non-votes with respect to this proposal. However, because this proposal is an advisory (non-binding) vote, the result will not be binding on our Board of Directors or the Company.

Proposal No. 3: Advisory (non-binding) vote on the frequency of future advisory stockholder votes to approve executive compensation

The affirmative vote of a plurality of the votes cast by the shares of Company Common Stock entitled to vote at the meeting is required on the proposal on whether an advisory (non-binding) vote on executive compensation should be held every one, two or three years, meaning that the option that receives the highest number of favorable votes will be considered to represent the non-binding preference of stockholders for the frequency of future advisory votes on executive compensation.

Abstentions will have the effect of a vote against this proposal.

As described above, there will be no broker non-votes with respect to this proposal. However, because this proposal is an advisory (non-binding) vote, the result will not be binding on our Board of Directors or the Company.

There are no rights of appraisal or similar dissenter’s rights with respect to any matter to be acted upon pursuant to this Proxy Statement. It is expected that shares held of record and beneficially by officers and directors of the Company, which in the aggregate represent approximately 4.70 percent of the outstanding shares of Common Stock as of the record date, will be voted for the director nominees, for the approval, on an advisory (non-binding) basis, of the compensation of the Company’s named executive officers, and for a frequency of every three years for future advisory (non-binding) votes on executive compensation.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure

The Rollins’ Board of Directors (the “Board”) is led by the Executive Chairman of the Board, with each of the Board committees being led by a Committee Chairperson. In January 2023, the roles of Executive Chairman of the Company’s Board and Chief Executive Officer were split during a transition of leadership. As a result, Gary W. Rollins serves as the Executive Chairman of the Board and Jerry E. Gahlhoff, Jr. serves as President and Chief Executive Officer of the Company. The current separation of the Executive Chairman and Chief Executive Officer roles allows the Chief Executive Officer to focus his time and energy on operating and managing the Company while leveraging the experience and perspectives of the Executive Chairman.

In order to continue to drive a high performing Board, the Company has continued to elect a Lead Independent Director who is responsible for identifying issues for the Board to consider and ensuring that all issues are properly addressed, with all directors being heard. Jerry W. Nix continues to serve as the Lead Independent Director of the Board.

The Board believes the current leadership structure consisting of a separate Executive Chairman, Chief Executive Officer and Lead Independent Director represents the appropriate structure for the Company at this time. The specific responsibilities of the Executive Chairman, Chief Executive Officer and Lead Independent Director are outlined in the table below:

Executive Chairman of the Board
●
Sets the agendas for Board meetings in consultation with the CEO, Corporate Secretary, and other members of the Board.
●
Presides over all Board meetings and the Annual Meeting of Stockholders.
●
Sees that all orders and resolutions of the Board are carried into effect.

Chief Executive Officer	● Sets the operational leadership and strategic direction of the Company. ● Sets the day-to-day leadership and performance of the Company.
Lead Independent Director
●
Serves as the liaison between the Executive Chairman, the Chief Executive Officer and the independent directors.
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Sets the agendas for, and presides over, the executive sessions of the non-employee and independent directors.
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Consults with the Executive Chairman and the Chief Executive Officer regarding information sent to the Board in connection with Board meetings.
●
Being available, if requested by the stockholders, when appropriate, for consultation and direct communication.

Role of the Board

The Company’s business affairs are managed under the direction of the Board, which is currently composed of ten members. The Board oversees the Company’s Chief Executive Officer and other senior management in the competent and ethical operation of the Company and assures that the long-term interests of the stockholders are being served. In conducting this oversight responsibility, the Board receives regular reports from the Chief Executive Officer and other members of the Company’s senior management team.

The Board’s Role in Oversight of Risk Management

“Risk” is an extremely broad concept that extends to multiple functional areas and crosses multiple disciplines. As such, risk may be addressed, from time to time, by the full Board or by one or more of the Committees of the Board as described more below. The Company maintains an Enterprise Risk Management (“ERM”) program that identifies, monitors and mitigates the Company’s critical enterprise risks. The Company’s ERM framework is designed to help the Company’s business leaders understand and prioritize organizational risks and measure how such risks impact the Company’s performance. In conducting its risk assessment process, the Company uses the framework set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). The Audit Committee reviews the prioritization of the Company’s most important risks and the Company’s mitigation actions related to those risks.

Senior management is responsible for identifying and managing material risks that the Company faces. Insurable risks and litigation risks are handled primarily by the legal and risk management departments. Liquidity risk, credit risk and risks associated with our credit facilities and cash management are handled primarily by our finance department, which regularly provides a financial report to the Audit Committee and to the full Board. Operational, business, regulatory and political risks are handled primarily by senior executive management, which regularly provides various operational reports to, among others, the Audit Committee, the Executive Committee and the full Board. Risks related to the Company’s executive compensation programs and practices, and human capital management strategy and policies, including those related to diversity, equity and inclusion, are handled by senior management, which regularly provides reports to the Human Capital Management and Compensation Committee. The Nominating and Corporate Governance Committee receives regular reports from senior management on risks related to the Board and Board committee membership and structure, governance policies and practices, related party transactions, and environmental, social and governance initiatives.

The Board’s Role in Oversight of Cybersecurity Risk Management

Cybersecurity has become a particularly acute area of risk for companies of all sizes and in all industries, including our company. While management is primarily responsible for our cybersecurity program and managing our cybersecurity risks, including our procedures and day-to-day operations, our Audit Committee has oversight responsibility of our cybersecurity risks. The Audit Committee reviews our cybersecurity risks and incidents and any other risks and incidents relevant to our information technology systems controls and security.

The Audit Committee receives regular quarterly reports from our Chief Information Security Officer and also reviews our information technology and cybersecurity risk profile. We use a variety of security products and vendors to protect our information technology infrastructure and data. Our programs continue to adapt and mature as threats continue to evolve. We maintain data encryption, monitoring, loss prevention, data storage, identity/authentication controls, including two-factor authentication tools, anti-malware and anti-virus solutions, and other solutions as appropriate. We also perform penetration tests and cyber simulations to practice our incident response procedures. Our cybersecurity plans are reviewed on an annual basis, and we prioritize new and updated programs as needed to respond to the cybersecurity risks we may face. We train employees on cybersecurity risks, conduct annual tabletop exercises and generate internal phishing campaigns to assess the effectiveness of the training. We also regularly review our privacy policies to ensure compliance with all applicable data privacy regulations.

The Board’s Role in Oversight of Environmental, Social and Governance Matters

The Nominating and Corporate Governance Committee, pursuant to its charter, is formally charged with oversight of our Environmental, Social and Governance (“ESG”) initiatives and strategy. We also have a management-level ESG Oversight Committee that is comprised of diverse representatives from multiple business functions within the organization and led by our General Counsel. The ESG Oversight Committee is responsible for setting our ESG strategy and long-term objectives and providing regular reports to the Nominating and Corporate Governance Committee. The Company has also engaged an independent third-party consultant with diverse perspectives to help us better understand our ESG-related risks and opportunities. Our goal is to prioritize our ESG efforts to drive value for stakeholders and our business. For 2022, the Company focused on prioritizing areas such as safety, workplace inclusion and greenhouse gas emissions. The Company expects to issue its 2022 Sustainability Report later this year highlighting these initiatives.

The Board’s Role in Oversight of Human Capital Management Matters

The Human Capital Management and Compensation Committee, pursuant to its charter, is formally charged with oversight of the Company’s human capital management strategy and policies, including, but not limited to those policies and strategies regarding diversity, equity and inclusion. The Human Capital Management and Compensation Committee receives regular updates from senior management throughout the year on key talent metrics for the overall workforce, including metrics related to diversity and inclusion and also receives regular reports on the Company’s recruiting, training and education, talent acquisition and career development programs.

Director Independence and New York Stock Exchange Requirements

Controlled Company Exemption

We are a “controlled company” because a group that includes our Executive Chairman, Gary W. Rollins, Board member Pam Rollins, and certain persons acting as a group with them (the “Controlling Group”) owns more than 50% of our stock that is entitled to vote in the election of directors. This means that the Controlling Group has the ability to determine the outcome of the election of directors at our annual meetings and to determine the outcome of many significant corporate transactions, many of which only require the approval of a majority of our voting power. Such a concentration of voting power could also have the effect of delaying or preventing a third party from acquiring us at a premium.

We have elected to be treated as a “controlled company” as defined by Section 303A.00 of the New York Stock Exchange (the “NYSE”) Listed Company Manual. This Section provides that a controlled company need not comply with the requirements of Sections 303A.01, 303A.04 and 303A.05 of the NYSE Listed Company Manual. Section 303A.01 requires that listed companies have a majority of independent directors. As a controlled company, this Section does not apply to us. Sections 303A.04 and 303A.05 require that listed companies have a nominating and corporate governance committee and a compensation committee, in each case composed entirely of independent directors, and that each of these committees must have a charter that addresses both the committee’s purpose and responsibilities and the need for an annual performance evaluation by the committee.

Director Independence

Under our Independence Guidelines to be considered independent, a director must be determined to have no material relationship with the Company other than as a director. Under the NYSE Listed Company Manual, no director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with the Company.

A member of the Audit Committee is considered independent as long as he or she (i) does not accept any consulting, advisory, or compensatory fee from the Company, other than as a director or committee member; (ii) is not an affiliated person of the Company or its subsidiaries; and (iii) otherwise meets the independence requirements of the NYSE and the Company’s Independence Guidelines. The Board has affirmatively determined that all members of the Audit Committee are independent under our Independence Guidelines, the NYSE listing standards, the Exchange Act and SEC rules and regulations promulgated thereunder, the heightened standards required for Audit Committee members, and its charter.

Under the charters of our Human Capital Management and Compensation Committee and our Nominating and Corporate Governance Committee, no member of such Committees is required to meet the independence requirements of the NYSE Listing Standards during any period in which the Company is a controlled company (as previously noted above). However, our Board has affirmatively determined that each member of the Nominating and Corporate Governance Committee, the Human Capital Management and Compensation Committee, as well as Dr. Lawley (until his resignation on April 26, 2022) are, or with respect to Dr. Lawley, were “independent” under our Independence Guidelines, the NYSE listing standards, the Exchange Act and SEC rules and regulations promulgated thereunder, and the charters of such committees.

Our Independence Guidelines are posted on our website at www.rollins.com under the section titled “Governance –Governance Documents” and include categorical standards for determining independence in specified situations.

Nonmaterial Relationships

After reviewing all of the relationships between the independent members of the Board, on the one hand, and the Company, on the other hand, the Board determined that all of the relationships fell within the categorical standards for independence set forth in the Independence Guidelines, except as follows:

1.	Susan R. Bell and Patrick J. Gunning retired from Ernst & Young, LLP (EY) as Partners in 2020. EY provided various consulting services to the Company during 2020, 2021 and 2022 relating to foreign tax matters.
2.	Susan R. Bell, Patrick J. Gunning, Jerry W. Nix, and John F. Wilson all serve on the Boards of RPC, Inc. and Marine Products Corporation. Gary W. Rollins also serves on the Board of RPC, Inc. and Marine Products Corporation, and has voting control over these companies. These companies are held by the Controlling Group as defined above.
3.	Donald P. Carson was an executive officer of entities controlled by Gary Rollins and the Rollins family at various times from 2003 to 2022. He is currently a director of two such entities, and has served as such since 2003. From 2018 to 2022 he was a paid consultant to one of these entities.

As required by the Independence Guidelines, the Board unanimously concluded that the above-listed relationships would not affect the independent judgment of the independent directors based on their experience, character and independent means, and therefore do not preclude an independence determination.

Director Criteria and Qualifications

Under Delaware law, there are no statutory criteria or qualifications for directors. The Board has prescribed no criteria or qualifications at this time. The Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of director candidates. As such, there is no formal policy relative to diversity, although as noted below, it is one of many factors that the Nominating and Corporate Governance Committee has the discretion to factor into its decision-making. This discretion would extend to how the Nominating and Corporate Governance Committee might define diversity in a particular instance – whether in terms of background, viewpoint, experience, education, race, gender, national origin or other considerations. However, our Nominating and Corporate Governance Committee acts under the guidance of our Corporate Governance Guidelines approved by the Board of Directors and posted on our website at www.rollins.com under the section titled “Governance – Governance Documents.”

Director Selection and Screening Process

The Board believes that it should preserve maximum flexibility in order to select directors with sound judgment and other desirable qualities. Under the Company’s Corporate Governance Guidelines, the Board is responsible for selecting nominees for election to the Board. The Board has delegated the screening process of director nominees for nomination to the Board and service on the committees of the Board to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for determining the appropriate skills and characteristics required of Board members in the context of the then current make-up of the Board. This determination takes into account all factors which the Nominating and Corporate Governance Committee considers appropriate, such as independence, experience, strength of character, mature judgment, technical skills, diversity, age, and the extent to which the individual would fill a present need on the Board.

Director Onboarding and Continuing Education

New directors are required to participate in an orientation program that includes background materials and meetings with senior management. All directors are encouraged to stay abreast of developing trends applicable to the Company’s business and specific to service as a director. Directors may be expected to participate in continuing educational programs relating to our Company’s business, corporate governance or other issues pertaining to their directorships in order to maintain the necessary level of expertise to perform their responsibilities as directors. The Company also provides all directors with membership in the National Association of Corporate Directors.

Director Candidates Recommended by Stockholders

Our Amended and Restated By-Laws provide that any stockholder entitled to vote for the election of directors may make nominations for the election of directors. Nominations must comply with an advance notice procedure which generally requires, with respect to nominations of directors for election at an annual meeting, that written notice be addressed to:

Corporate Secretary

Rollins Inc.

2170 Piedmont Road, NE

Atlanta, Georgia 30324

Notices with respect to nominations of directors for election at an annual meeting must be received not less than ninety (90) days nor more than one hundred and thirty (130) days prior to the anniversary of the prior year’s annual meeting and shall set forth, among other requirements set forth in detail in the Company’s Amended and Restated By-Laws, the:

●	name of the nominee;
●	age of the nominee;
●	business address of the nominee;
●	residence address of the nominee (if known);
●	the principal occupation or employment of the nominee for the past five years;
●	the nominee’s qualifications;
●	the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the nominee; and
●	any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings.

Other requirements related to the notice are contained in our Amended and Restated By-Laws, and stockholders are advised to carefully review those requirements to ensure that nominations comply with the Amended and Restated By-Laws. The Nominating and Corporate Governance Committee will consider nominations from stockholders who satisfy the above notice requirements.

Director Communications

The Company also has a process for interested parties, including stockholders, to send communications to the Board of Directors, Lead Independent Director, any of the Board committees or the non-management directors as a group. Such communications should be addressed as follows:

Mr. Jerry W. Nix, Lead Independent Director

Rollins, Inc.

c/o Corporate Secretary

2170 Piedmont Road, NE

Atlanta, Georgia 30324

The above instructions for communications with the directors are also posted on our website at www.rollins.com under the “Investor Relations – Corporate Governance” section. All communications received from interested parties are forwarded to the Board. Any communication addressed solely to the Lead Independent Director or the non-management directors will be forwarded directly to the appropriate addressee(s).

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to formalize and promote better understanding of our policies and procedures. At least annually, the Board reviews these guidelines. A copy of our current Corporate Governance Guidelines may be found on our website at www.rollins.com under the section titled “Governance – Governance Documents.” As required by the rules of the NYSE, our Corporate Governance Guidelines require that our non-management directors meet in at least two regularly scheduled sessions per year without management.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees generally, as well as a supplemental Code of Business Conduct and Ethics for Directors and Executive Officers and Related Party Transactions Policy applicable to the directors and the principal executive officer, principal financial officer, and the principal accounting officer or controller or person performing similar functions for the Company. Both codes of business conduct are available on our website at www.rollins.com under the section titled “Governance – Governance Documents.”

Committees of the Board of Directors

Our Board has an Audit Committee, Executive Committee, Human Capital Management and Compensation Committee and a Nominating and Corporate Governance Committee, each of which has the composition and the responsibilities described below. Members will serve on these committees until their resignation or until as otherwise determined by our Board. Our Board committees regularly make recommendations and report on their activities to the entire Board. Each committee may obtain advice from internal or external financial, legal, accounting, or other advisors at their discretion. In addition, we have, from time to time, formed a special committee for the purpose of evaluating and approving certain transactions in which other directors of the Company have an interest. During 2022, we had no such committee.

The Board has adopted written charters for the Audit Committee, Human Capital Management and Compensation Committee and the Nominating and Corporate Governance Committee which are all available on our website at www.rollins.com under the section titled “Governance – Governance Documents.”

Audit Committee
Current Members: Susan R. Bell (Chair) Patrick J. Gunning Gregory B. Morrison

Key Responsibilities:

●
Appointing the Company’s independent registered public accounting firm to audit the Company’s financial statements.
●
Assessing the independence and overseeing the performance of the Company’s independent registered public accounting firm.
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Pre-approving all audit and all permissible non-audit services to be performed by the Company’s independent registered public accounting firm.
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Discussing with the Company’s independent registered public accounting firm all matters required to be discussed under the standards of the Public Company Accounting Oversight Board, and SEC or other regulations.
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Reviewing the Company’s financial statements and critical accounting policies and estimates.
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Reviewing the adequacy and effectiveness of our internal controls and disclosure controls and procedures.
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Assessing the performance of the Company’s internal audit department.
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Reviewing the Company’s insider trading and anti-corruption policies.
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Overseeing procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.
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Review and discuss with management, the Company’s disclosures and internal control procedures associated with the Company’s sustainability and ESG reporting.
●
Oversight of the Company’s cybersecurity risk management, including reviewing reports and updates received by management on a quarterly and as-needed basis.

The Audit Committee consists of Ms. Bell, and Messrs. Gunning and Morrison. The Board has concluded that (i) Mr. Gunning and Ms. Bell are qualified as “Audit Committee Financial Experts” within the meaning of the rules of the SEC and that they have accounting and related financial management expertise within the meaning of the NYSE listing standards; (ii) all members of the Audit Committee are “Financially Literate” as required under the rules of the NYSE; and (iii) Ms. Bell’s simultaneous service on the audit committees of more than three public companies does not impair her ability to effectively serve on the Company’s Audit Committee. Mr. Nix, who served on the Audit Committee until April 2022, was also considered to be “Financially Literate” and an “Audit Committee Financial Expert.”

Human Capital Management and Compensation Committee
Current Members: Jerry W. Nix (Chair) Gregory B. Morrison Louise S. Sams

Key Responsibilities:

●
Reviewing the Company’s executive compensation philosophy and strategy.
●
Reviewing and approving the corporate goals and objectives relevant to the compensation of the Company’s CEO and executive officers.
●
Evaluating the performance of the Company’s CEO and executive officers.
●
Reviewing the compensation of the Company’s non-employee directors for service on the Board and its committees and recommending changes to the Company’s director compensation program as appropriate.
●
Determining the stock ownership guidelines for the Company’s CEO, executive officers, and other key executives and monitoring compliance with such guidelines.
●
Approving grants of awards under the Company’s equity incentive plans and adopting or modifying policies that govern such plans. The Committee may from time to time, in its discretion, delegate its authority under such plans to another committee of the Board or to one or more directors.
●
Retaining an independent Compensation Consultant and overseeing the qualifications, performance, and independence of the Compensation Consultant.
●
Overseeing the development and management of the Company’s human capital management strategy and policies, including but not limited to those policies and strategies regarding diversity, equity and inclusion.

Human Capital Management and Compensation Committee Interlocks and Insider Participation

The Human Capital Management and Compensation Committee consists of Messrs. Nix and Morrison and Ms. Sams. Dr. Lawley served on the Human Capital Management and Compensation Committee until his retirement from the Board on April 26, 2022. None of these individuals are or were a current or former officer or employee of the Company or any of its subsidiaries. In addition, none of these individuals had a relationship with the Company since the beginning of fiscal year 2022 that required disclosure by the Company under the SEC rules on transactions with related persons. No executive officer of the Company has served as a director or member of the compensation committee or other board committee of another entity that had an executive officer who served on the Company’s Board or Human Capital Management and Compensation Committee.

● ● ● ● ● ● ● ● ●
Nominating and Corporate Governance Committee
Current Members: Jerry W. Nix (Chair) Donald P. Carson Louise S. Sams

Key Responsibilities:

●
Determining the appropriate qualifications required of the members of the Board.
●
Recommending Board committee chairs and assignments.
●
Recommending to our Board, nominees for director and to consider any nominations properly made by a stockholder.
●
Making recommendations to our Board regarding the agenda for our annual stockholders’ meetings and with respect to appropriate action to be taken in response to any stockholder proposals.
●
Conducting periodic reviews of the composition and size of the Board and its committees, as well as the frequency and procedures of Board meetings.
●
Overseeing compliance with key corporate governance policies, including the company’s Corporate Governance Guidelines and Independence Guidelines.
●
Review and approval of related party transactions.
●
Reviewing and monitoring the Company’s ESG practices, policies, programs and public disclosures. From time to time as it deems appropriate, the Committee may request that other committees of the Board take steps to assist the Committee in performing its monitoring responsibilities with regard to certain aspects of the Company’s ESG program.
●
Reviewing and assessing the adequacy of the Company’s Code of Business Conduct and Ethics.

Board and Board Committee Meetings

Under our Corporate Governance Guidelines, directors are expected to attend all regular and special meetings of the Board and Board committees upon which they serve. Directors are also expected to attend the Annual Stockholders Meeting. Each incumbent director attended at least 75 percent of the aggregate of the Board meetings held in 2022 and the meetings of the committees on which they served during 2022, and all members of the Board at that time attended last year’s Annual Stockholders Meeting.

The following table shows the current membership (“M”) and chairperson (“C”) of the Board and each of the Board committees, the number of Board and Board committee meetings held in 2022 and actions taken by unanimous written consent in lieu of meetings:

				Human Capital	Nominating and
				Management and	Corporate
	Board of		Executive	Compensation	Governance
Name	Directors	Audit Committee	Committee	Committee	Committee
Gary W. Rollins	C		C
Susan R. Bell	M	C
Donald P. Carson	M				M
Jerry E. Gahlhoff, Jr.	M
Patrick J. Gunning	M	M
Thomas J. Lawley, MD(1)	M			M	M
Gregory B. Morrison	M	M		M
Jerry W. Nix	M		M	C	C
Pamela R. Rollins	M
Louise S. Sams	M			M	M
John F. Wilson	M
# of Meetings Held	5	6	—	5	4
# of actions Taken by Written Consent	3	—	1	2	—

(1)	Dr. Lawley attended all meetings of the Board and the committees in which he served until his retirement from the Board on April 26, 2022.

Executive Sessions

Our Corporate Governance Guidelines require that the non-management directors meet in at least two regularly scheduled executive session per year without management. Our non-management directors meet at regularly scheduled executive sessions without management. In accordance with the NYSE corporate governance listing standards, Mr. Nix, as the Lead Independent Director, presides over the executive sessions.

DIRECTOR COMPENSATION

Overview of the Non-Employee Director Compensation Program

Members of the Board who are not employees (“Non-Employee Directors”) receive compensation for their service. As Rollins employees, Messrs. Rollins, Wilson and Gahlhoff do not receive compensation for their service as Board members. The compensation program for our Non-Employee Directors is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders. All Non-Employee Directors are also entitled to reimbursement of expenses for all services as a director, including reasonable travel expenses incurred in connection with required in-person attendance at board and committee meetings, committee participation or special assignments.

The Human Capital Management and Compensation Committee annually reviews each element of our Non-Employee Director compensation program and the total amount paid thereunder and makes recommendations to the Board. In addition, at the Human Capital Management and Compensation Committee’s direction, Mercer US LLC (“Mercer”), the Committee’s independent compensation consultant, provides a competitive analysis of director compensation levels, practices, and design features as compared to the general market as well as our compensation peer group.

2022 Annual Non-Employee Director Compensation Program

Under the Director Compensation Program in effect in 2022, our Non-Employee Directors received an annual cash retainer in the amount of $100,000, and an annual equity retainer consisting of restricted stock with a fair value of $45,000. Committee Chairs also received additional annual cash retainers. All retainers are payable in equal quarterly installments in arrears. For each Non-Employee Director who is elected or appointed for the first time, the first quarterly installment of the annual retainers will be paid for the first quarter that ends on or after the date of his or her initial election or appointment, prorated based on service during the quarter.

The following table sets forth the 2022 Non-Employee Director Compensation Program:

	Annual Chair	Annual Equity	Annual
	Retainer	Retainer	Non-Chair Retainer
Board/Committee	($)	($)	($)
Board of Directors	—	45,000	100,000
Audit Committee(1)	20,000	—	—
Human Capital Management and Compensation Committee	10,000	—	—
Nominating and Corporate Governance Committee	6,000	—	—

(1)	The Chairperson of the Audit Committee also receives an additional $2,500 for preparing to conduct each quarterly Audit Committee meeting.

2022 Director Compensation Table

The following table sets forth the compensation paid to our directors for services rendered as a director for the year ended December 31, 2022. Three of our directors, Messrs. Gary W. Rollins, John F. Wilson and Jerry E. Gahlhoff, Jr. are employees of the Company, and their employee compensation information is set forth in the “Summary Compensation Table” under the “Executive Compensation” section of this Proxy Statement. Directors that are our employees do not receive any additional compensation for services rendered as a director.

	Fees Earned or	Annual Restricted	All Other
	Paid in Cash	Stock Award(1)	Compensation	Total
Name	($)	($)	($)	($)
Susan R. Bell	130,000	45,010	—	175,010
Donald P. Carson	100,000	45,010	—	145,010
Patrick J. Gunning	100,000	45,010	—	145,010
Thomas J. Lawley, MD(2)	32,143	—	—	32,143
Gregory B. Morrison	100,000	45,010	—	145,010
Jerry W. Nix	116,000	45,010	—	161,010
Pamela R. Rollins(3)	100,000	45,010	23,426	168,436
Louise S. Sams(4)	68,132	45,010	—	113,142

(1)	Amounts in this column represent the grant date fair value of the equity awards granted to the non-employee directors, calculated in accordance with FASB ASC Topic 718. The amounts reported in this column represent the fair value of the total number of shares issued to each director rounded up to the nearest whole dollar.
(2)	Mr. Lawley retired from the Board on April 26, 2022.
(3)	Amounts shown for Ms. Rollins in the “All Other Compensation” column reflect the incremental costs to the Company for Ms. Rollins’ personal use of the Company’s airplane.
(4)	Ms. Sams joined the Board on April 26, 2022.

Changes Made to the Non-Employee Director Compensation Program for 2023

Equity Compensation

In December 2022, based on the competitive analysis provided by Mercer, the Human Capital Management and Compensation Committee approved an increase to the annual equity award value granted to all non-employee directors from $45,000 to $100,000. Such annual equity award is paid in the form of restricted stock under the Company’s 2018 Stock Incentive Plan. The restricted stock will be granted on the third business day following the Annual Meeting of Stockholders and will vest immediately on the grant date.

Our Non-Employee Directors will continue to receive an annual cash retainer in the amount of $100,000 and Committee Chairs will continue to receive additional annual cash retainers as outlined above.

Non-Employee Director Stock Ownership Guidelines

Under Stock Ownership Guidelines (“Guidelines”), Non-Employee Directors are required to beneficially own, within five years from the date they become subject to the Guidelines, common stock of the Company equal to at least three times the non-employee director annual cash retainer. Non-Employee Directors are prohibited from selling Company stock granted to such director by the Company for a period of one (1) year from the date of such grant and until such director is in compliance with their ownership requirement under the Guidelines.

INFORMATION REGARDING DIRECTOR NOMINEES AND CONTINUING DIRECTORS

The following table sets forth the names, ages as of March 1, 2023, and certain other information for each of the nominees for election as a director at the Annual Meeting and for each of the continuing members of our Board following the Annual Meeting. Full biographical information follows the table.

					Current Term
Name	Class	Age	Independent	Director Since	Expires
DIRECTOR NOMINEES:
Jerry E. Gahlhoff, Jr.	I	50	No	2021	2023
Patrick J. Gunning	I	63	Yes	2021	2023
P. Russell Hardin	II	65	Yes	-	-
Gregory B. Morrison	I	63	Yes	2021	2023
Jerry W. Nix	I	77	Yes	2020	2023
CONTINUING DIRECTORS:
Gary W. Rollins	II	78	No	1981	2024
Pamela R. Rollins	II	66	No	2015	2024
Susan R. Bell	III	60	Yes	2021	2025
Donald P. Carson	III	73	Yes	2021	2025
Louise S. Sams	III	65	Yes	2022	2025
John F. Wilson	III	65	No	2013	2025

Key Attributes, Experience and Skills of Director Nominees and Continuing Directors

Director Nominees

Jerry E. Gahlhoff, Jr. Chief Executive Officer and President

Jerry Gahlhoff Jr. has served as a Director of Rollins, Inc. since 2021. In 2022, Mr. Gahlhoff was elected by the Board of Directors to serve as Chief Executive Officer of the Company, effective January 1, 2023, in addition to his role as President, a role he has held since 2020. Mr. Gahlhoff also served as Chief Operating Officer of the Company from 2020 to 2022. Prior to that, Mr. Gahlhoff served as President of the Company’s Specialty Brands and Vice President of Human Resources from 2016 to 2020, and as a Division President from 2011 to 2016. Mr. Gahlhoff joined the Company as part of the HomeTeam acquisition in 2008. Mr. Gahlhoff has been instrumental in driving the Company’s growth initiatives and has extensive knowledge of the Company’s business and industry having served in various roles of increasing responsibility at the Company for over 22 years. Mr. Gahlhoff received a Master of Science in Entomology from the University of Florida.

Patrick J. Gunning Retired Chief Financial Officer at The Woodruff Arts Center Retired Partner, Ernst & Young LLP Member of the Audit Committee

Patrick J. Gunning has served as a Director of Rollins, Inc. since January 2021. Mr. Gunning brings extensive risk oversight and financial and strategic experience to our Board of Directors. Mr. Gunning previously served as the Chief Financial Officer of the Robert W. Woodruff Arts Center, Inc., a non-profit organization, from November 2020 to June 2022. In June 2020, Mr. Gunning retired as a partner from Ernst & Young LLP, a role he held since May 2002, after a 39-year career in public accounting. Mr. Gunning held multiple leadership roles at Ernst & Young LLP including Southeast Region Leader of the Financial Accounting Advisory Services practice, Southeast Area Industry Leader of the Retail and Consumer Products practice, and lead audit partner for numerous publicly traded and privately owned companies.

Prior to joining Ernst & Young LLP, Mr. Gunning worked at Arthur Andersen LLP from 1981 to 2002, where he served as a partner, lead audit partner for numerous publicly traded and privately owned companies, and Assurance Division Leader. Mr. Gunning currently serves on the Board of Directors of RPC, Inc. and Marine Products Corporation, roles he has held since 2021. Mr. Gunning received a Bachelor of Business Administration in Accountancy from the University of Notre Dame.

P. Russell Hardin President of the Robert W. Woodruff Foundation

P. Russell Hardin currently serves as the President of the Robert W. Woodruff Foundation, Joseph B. Whitehead Foundation, Lettie Pate Evans Foundation and Lettie Pate Whitehead Foundation, roles he has held since 2006. Mr. Hardin joined the Foundations’ staff in 1988 and became President in 2006. Previously, Mr. Hardin practiced law with the Atlanta firm of King & Spalding from 1982 to 1987. Mr. Hardin has served as a trustee of Northwestern Mutual Life Insurance Company since 2011 and currently serves as a director of Genuine Parts Company, a role he has held since 2017. He also serves as a director on the Truist Atlanta Advisory Council and The Commerce Club in Atlanta. Mr. Hardin offers the Board extensive experience in the areas of finance, management, strategic planning, philanthropy, governance, and law. Mr. Hardin received his Bachelor of Arts degree with high distinction from the University of Virginia in 1979, and a Juris Doctorate degree with honors from Duke University School of Law in 1982.

Gregory B. Morrison

Former Senior Vice President and Corporate Chief Information Officer, Cox Enterprises, Inc.

Member of the Audit Committee

Member of the Human Capital Management and Compensation Committee

Gregory B. Morrison has served as a Director of Rollins, Inc. since 2021. He is the former Senior Vice President and Corporate Chief Information Officer for Cox Enterprises, Inc., a role he held from February 2002 until his retirement in January 2020. During his 18 years at Cox, Mr. Morrison was responsible for providing corporate strategic planning, policy development and management of all information technology systems and overseeing cybersecurity matters. Prior to his role at Cox, Mr. Morrison served as Executive Vice President and Chief Operating Officer of RealEstate.com in 2000 and held various information and technology leadership roles at Prudential Financial from 1989 to 2002.

Mr. Morrison has extensive knowledge and expertise with cybersecurity, large-scale business transformations and the development of key technological advances that help improve manual business processes. Mr. Morrison was named among the industry’s top performing Chief Information Officers who have shown unparalleled leadership to drive innovation and transformation in businesses.

Mr. Morrison also serves on the board of directors of Veritex Holdings and Veritiv Corp, roles he has held since 2016 and 2021, respectively. In addition, he has served as Chairman of the Clark Atlanta University Board of Trustees since 2004.

Mr. Morrison was a commissioned officer in the US Army from 1982 to 1989. Mr. Morrison received a Bachelor of Science in Mathematics and Physics from South Carolina State University, and a Master of Science in Industrial Engineering from Northwestern University.

Jerry W. Nix

Former Vice Chairman, Executive Vice President and Chief Financial Officer of Genuine Parts Company

Lead Independent Director of the Board of Directors

Chairperson of the Human Capital Management and Compensation Committee

Chairperson of the Nominating and Corporate Governance Committee

Member of the Executive Committee

Jerry W. Nix has served as a Director of Rollins, Inc. since 2020. Mr. Nix retired from Genuine Parts Company in 2013, where he served as Vice Chairman from 2005 to 2013, Chief Financial Officer from 2000 to 2013 and as Executive Vice President from 2000 to 2005. Prior to joining Genuine Parts in 1978, Mr. Nix was an auditor with Ernst & Young from 1974 to 1978 and a pilot in the U.S. Air Force from 1968 to 1974. Mr. Nix’s extensive financial and accounting experience with a large diversified public company provides the Board with a great resource in the financial, accounting, operational, risk management, and investor relations areas. Mr. Nix currently serves on the Board of Directors of RPC, Inc., and Marine Products Corporation, roles he has held since 2020 and on various civic and non-profit boards. Mr. Nix received a Bachelor of Science in Education from Mississippi State University and a Bachelor of Science in Accounting from the University of Florida.

Continuing Directors
Susan R. Bell Retired Partner, Ernst & Young LLP Chairperson of the Audit Committee

Susan R. Bell has served as a Director of Rollins, Inc. since January 2021. Ms. Bell retired as partner from Ernst & Young LLP in 2020 after a 36-year career in public accounting. At Ernst & Young LLP, Ms. Bell served as both an audit and advisory partner, led the Southeast Risk Advisory practice and served as the Atlanta Office Managing Partner. Prior to working at Ernst & Young LLP, Ms. Bell started her career at Arthur Andersen LLP in 1984 where she served as an audit partner from 1996 to 2002. Ms. Bell has extensive experience with accounting and auditing, internal controls over financial reporting, enterprise risk management, financial IT systems implementations and testing, mergers and acquisitions, dispositions, initial public debt and equity offerings and other securities offerings.

Ms. Bell currently serves as a member of the Board of Directors of RPC, Inc., Marine Products Corporation and First Advantage Corporation, roles she has held since 2021, and also serves on the audit committees of those corporations and on the compensation committee of First Advantage Corporation. She also is audit committee chair for First Advantage Corporation. In addition, Ms. Bell serves on the board of IWF Georgia, a non-profit international women’s forum. Ms. Bell graduated summa cum laude from Mississippi State University with a Bachelor of Professional Accountancy and is a Certified Public Accountant in Georgia and Tennessee.

Donald P. Carson President of Nevada Oversight, Inc. and GWR PTC, LLC Member of the Nominating and Corporate Governance Committee

Donald P. Carson has served as a Director of Rollins, Inc. since 2021. Mr. Carson brings extensive financial and strategic experience to our Board of Directors. Mr. Carson is the founder of Don Carson Associates, LLC, and co-founder of The Ansley Capital Group, LLC, Ansley Securities LLC, and Cardez Hospitality Group, LLC. Mr. Carson previously served as President of RFA Management Company, LLC, an Atlanta-based family office, from 2019 to 2022, and previously from 2003 to 2013. Mr. Carson worked for many years in the investment and commercial banking industry, primarily for Wachovia Bank, N.A. from 1977 to 1997. During this time, he was head of the international banking and investment banking businesses. After leaving Wachovia, Mr. Carson became a partner of Paradigm Capital where he was employed from 1998 to 1999 and later co-founded The Ansley Capital Group, LLC and Ansley Securities, LLC, where he is a Managing Director. Mr. Carson currently serves as a director of LOR, Inc. and Rollins Holding Company, Inc., roles he has held since 2003. He also currently serves as a trustee of Beloit College and serves on the board of Black Mountain College Museum + Arts Center. Mr. Carson is also a trustee of The Gary W. Rollins Foundation. He is a trustee of The Cook and Bynum Fund, a publicly traded mutual fund. Mr. Carson appears on numerous recordings for Telarc and Deutsche Grammophon with Atlanta Symphony Orchestra Chorus. Four of these recordings have earned Grammys. Mr. Carson received a Bachelor of Arts degree in Music Composition from Beloit College, and a Master of Business Administration in Finance from the University of Chicago. He also is a graduate of the Thunderbird School of Global Management of Arizona State University.

Gary W. Rollins Chairman of the Board Chairman of the Executive Committee

Gary W. Rollins has served as a Director of Rollins, Inc. since 1981, and as Chairman of the Board since 2020. He previously served as the Vice Chairman of the Company. Mr. Rollins is the former Chief Executive Officer of the Company, a role he held from 2001 to 2022. Mr. Rollins has extensive knowledge of the Company’s business and industry having started out as a technician with the Company and serving in various roles of increasing responsibility for over 56 years, all the way up to CEO. Under Mr. Rollins’ leadership as CEO over the past 20 years, the Company has experienced dramatic expansion that has significantly increased its value and global footprint. In 2020, Mr. Rollins was named one of Atlanta’s Most Admired CEOs by the Atlanta Business Chronicle. In 2021, he received the Crown Leadership Lifetime Achievement Award from Pest Control Technology and Syngenta for his decades of success supporting the industry. This award is determined by previous Crown Leadership Award recipients and is one of the most prestigious industry awards that is only given to those who have dedicated more than 25 years to advancing pest control. Mr. Rollins has played an active role in upholding his strong family legacy of philanthropy. Under his guidance and passion for giving, Rollins’ employees have supported the United Way of Greater Atlanta since 1985. Over the course of our 41-year history with United Way, Rollins has raised over $21 million through employee donations and company matches that went to local communities in need. Mr. Rollins has been instrumental in instilling a culture of serving our community and has established Rollins as a community leader. Mr. Rollins is currently a Director of Marine Products Corporation and RPC, Inc., roles he has held since 2001 and 1984, respectively. He previously served as the Non-Executive Chairman of both companies from 2020 to 2022. Mr. Rollins also previously served as a Director of Genuine Parts Company from 2005 to 2017. Mr. Rollins received a BS in Business Administration from the University of Tennessee.

Pamela R. Rollins Community Leader

Pamela R. Rollins has served as a Director of Rollins, Inc. in 2015. She holds a B.A. Degree from Stephens College with a major in Family Community Studies. Ms. Rollins is a Trustee of Young Harris College, where she is the Chairperson of the Development and Investing in the Future Campaign Committees of the Board of Trustees. In these roles, she directs and supervises the activities of both Committees with the goal of securing endowments to Young Harris College for the support of its general educational activities. She is also a Trustee of The O. Wayne Rollins Foundation, a Trustee Emeritus of The Schenck School, a board member of The National Monuments Foundation and a former board member of The Lovett School.  Ms. Rollins has served as a Director of RPC, Inc. since 2019, Marine Products Corporation since 2017, LOR, Inc., since 2015 and Rollins Holding Company, Inc., since 2015. Ms. Rollins has served as an officer of LOR, Inc., and Rollins Holding Company, Inc., since 2020.

Louise S. Sams

Retired Executive Vice President and General Counsel of Turner Broadcasting System, Inc.

Member of the Human Capital Management and Compensation Committee

Member of the Nominating and Corporate Governance Committee

Louise S. Sams has served as a Director of Rollins since 2022. She previously served as the Executive Vice President and General Counsel of Turner Broadcasting System, Inc. (“Turner”), a television and media conglomerate, from 2000 until September 2019. As General Counsel, Ms. Sams oversaw legal work relating to all of the business activities of Turner and its subsidiaries worldwide. Ms. Sams managed a global legal department overseeing licensing, clearance and production of content for the Turner television networks and related media services, the sale and distribution of those networks, protection of intellectual property, employment matters, litigation, and transactional work, such as acquisitions and joint ventures.

Ms. Sams also served as President, Turner Broadcasting System International, Inc. from September 2003 until May 2012. Ms. Sams has extensive experience related to technology, information security, use of data and consumer privacy, as well as enterprise-wide risk management. In Ms. Sams’ role as President, Turner Broadcasting System International, Inc., Ms. Sams was responsible for production, distribution and ad sales relating to all kids and entertainment television networks and media services offered by Turner outside of the U.S. and Canada, distribution and commercial operations of CNN’s international services, and Turner’s international joint ventures. Prior to joining Turner in 1993 as a corporate attorney, Ms. Sams was an associate at White & Case, specializing in mergers and acquisitions.

Ms. Sams currently serves as a member of the Board of Directors of CoStar Group and Loop Industries, positions she has held since December 2019 and April 2021, respectively. Ms. Sams serves on the Audit Committee of Costar and the Audit and Compensation and Governance Committees of Loop Industries. Ms. Sams currently serves on the following non-profit boards: Princeton University, where she is Chair of the Board of Trustees and Chair of the Executive Committee, Board Development Committee and Compensation Committee; High Museum of Art in Atlanta; Woodruff Arts Center; The Westminster Schools; and Meals on Wheels, Atlanta, where she chairs the Development Committee. Ms. Sams received a J.D. from the University of Virginia School of Law, and a B.A. from Princeton University, where she graduated magna cum laude.

John F. Wilson Vice-Chairman

John F. Wilson has served as a Director of Rollins, Inc. since 2013, and as Vice Chairman of the Company since 2020. Mr. Wilson has extensive knowledge of the Company’s business and industry having served in various roles of increasing responsibility at the Company for over 26 years. He previously served as Vice President of the Company from 2011 to 2013, President and Chief Operating Officer of the Company from 2013 to 2020, and as President of Orkin, LLC from 2009 to 2013. Prior to these executive roles with the Company, Mr. Wilson held roles at the Company as sales inspector, branch manager, Central Commercial Region Manager, Atlantic Division Vice President, and President of the Southeast Division. Mr. Wilson currently serves as a member of the Board of Directors of RPC, Inc. and Marine Products Corporation, positions he has held since April 2022.

PROPOSAL 1:

ELECTION OF DIRECTORS

Overview

Our Board of Directors is currently composed of ten members. In accordance with our Amended and Restated By-Laws, our Board is divided into three classes of directors. At the Annual Meeting, five director nominees are up for election this year. Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death or resignation. The nominees for election at the 2023 Annual Meeting are now directors of the Company, with the exception of Mr. Hardin who is standing for election for the first time. Six other individuals serve as directors but are not standing for re-election because their terms as directors extend past this Annual Meeting pursuant to provisions of the Company’s Amended and Restated By-Laws, which provide for the election of directors for staggered terms, with each director serving a three-year term.

Nominees

At the Annual Meeting, Messrs. Gahlhoff, Gunning, Morrison and Nix will be nominated to serve as Class I Directors to be elected for a three-year term expiring in 2026, and Mr. Hardin will be nominated to serve as a Class II Director to be elected for a one-year term expiring in 2024. Unless authority is withheld, the proxy holders will vote for the election of each director nominee named above. Although management does not contemplate the possibility, in the event any nominee is not a candidate or is unable to serve as director at the time of the election, unless authority is withheld, the proxies will be voted for any nominee who shall be designated by the present Board of Directors and recommended by the Nominating and Corporate Governance Committee to fill such vacancy.

Our Board of Directors recommends a vote FOR the Class I and II director nominees above.

AUDIT MATTERS

Report of the Audit Committee

Management is responsible for the Company’s system of internal control over financial reporting, the preparation of its consolidated financial statements in accordance with accounting principles generally accepted in the United States, and the financial reporting process, including management’s assessment of internal control over financial reporting (ICFR).

The Company’s independent registered public accounting firm is responsible for performing an integrated independent audit of the Company’s consolidated financial statements and management reports on ICFR in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and for issuing reports thereon. The Audit Committee’s responsibility is generally to monitor and oversee these processes, as described in the Audit Committee Charter. It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles; that is the responsibility of management. The Audit Committee presently consists of three independent directors, all of whom are considered financially literate under NYSE rules.

In fulfilling its oversight responsibilities with respect to the year ended December 31, 2022, the Audit Committee:

●	Approved the engagement and terms of service of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2022;

●	Reviewed with management and the Company’s independent registered public accounting firm, the interim financial information included in the Company’s Forms 10-Q prior to the Forms 10-Q being filed with the SEC, as well as the financial information in each quarterly earnings release;

●	Reviewed and discussed with the Company’s management (including internal audit) and the Company’s independent registered public accounting firm, the audited consolidated statements of financial position of the Company as of December 31, 2022 and 2021 and the related statements of income, comprehensive earnings, stockholders’ equity and cash flows for each of the three years ended December 31, 2022 including the related footnotes and financial statement schedule, and the related ICFR;

●	Discussed with the Company’s independent registered public accounting firm matters required to be discussed by the applicable requirements of the PCAOB and the SEC; and

●	Received from the Company’s independent registered public accounting firm the written disclosures and the letter in accordance with the requirements of the PCAOB regarding the firm’s communications with the Audit Committee concerning independence, and discussed with such firm, its independence from the Company.

Based upon the review and discussions referred to previously, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of financial position of the Company and subsidiaries as of December 31, 2022 and 2021 and the related statements of income, comprehensive earnings, stockholders equity and cash flows for each of the three years ended December 31, 2022 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 for filing with the SEC.

In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America; and (ii) the reports of the Company’s independent registered public accounting firm with respect to such financial statements and related internal controls.

Respectfully submitted by the Audit Committee of the Board of Directors

Susan R. Bell, Chairperson

Patrick J. Gunning

Gregory B. Morrison

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

Independent Registered Public Accounting Firm

Our Audit Committee, in accordance with its charter, routinely reviews the performance and retention of our independent auditor, and in 2023, the Audit Committee determined that it is an appropriate time to revisit its selection of our independent auditor. Therefore, we have submitted a request for proposal to several independent registered public accounting firms, including our current independent registered public accounting firm, Grant Thornton LLP. The request for proposal asks that these firms submit proposals to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2023. After receiving and reviewing these proposals, the Audit Committee will select and appoint an independent registered public accounting firm for the fiscal year ending December 31, 2023. We currently expect to complete this process prior to the Annual Meeting.

In light of this ongoing process, we are not submitting a proposal for the ratification of appointment of Grant Thornton LLP at the Annual Meeting. While not required to do so, our practice has been to submit the selection of the independent auditor for ratification in order to ascertain the views of our stockholders, and we expect to resume this practice once a decision has been made. We also expect that representatives from Grant Thornton LLP, and in the event the Audit Committee does not engage Grant Thornton LLP as the Company’s independent auditor for the fiscal year ending December 31, 2023, representatives from the independent auditing firm that has been engaged, will be present at the Annual Meeting and that they will have the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

Fees of the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by Grant Thornton LLP for our fiscal years ended December 31, 2022 and 2021.

	2022	2021
Audit Fees(1)	$2,247,000	2,123,000
Audit-Related Fees	—	—
All Other Fees	—	—
Total	$2,247,000	2,123,000

(1)	Audit fees represent fees for professional services provided in connection with the integrated audit of our financial statements, including internal controls over financial reporting, review of our quarterly financial statements, and audit services provided in connection with other statutory or regulatory filings.

Pre-approval of Services

All of the services described above were pre-approved by the Company’s Audit Committee or the Audit Committee’s Chairperson in accordance with the Company’s Audit and Non-Audit Services Preapproval Policy. The Audit Committee has determined that the payments made to its independent registered public accounting firm for these services are compatible with maintaining such auditors’ independence. All of the hours expended on the principal accountant’s engagement to audit the financial statements of the Company for the years 2022 and 2021 were attributable to work performed by full-time, permanent employees of the principal accountant. The Committee has no pre-approval policies or procedures other than as set forth below.

The Audit Committee is directly responsible for the appointment and termination, compensation, and oversight of the work of the independent registered public accounting firm, including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting. The Audit Committee, or one or more members of the Committee, as may be delegated from time to time, is responsible for pre-approving all audit and non-audit services provided by the independent public accountants and ensuring that they are not engaged to perform the specific non-audit services proscribed by law or regulation. The decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full Audit Committee at its next scheduled meeting.

PROPOSAL 2:

ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

As required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), our Board of Directors is submitting a “Say on Pay” proposal for stockholder consideration. While the vote on executive compensation is nonbinding and solely advisory in nature, our Board of Directors and the Human Capital Management and Compensation Committee value the opinion of our stockholders and will review the voting results and seek to determine the causes of any significant negative voting result to better understand issues and concerns not previously presented. Stockholders who want to communicate with the Board of Directors or management should refer to “Stockholder Communications with the Board of Directors” on page 11 of this proxy statement for additional information.

Executive compensation is an important matter for our stockholders. The core of our executive compensation philosophy and practice continues to be to pay for performance. Our executive officers are compensated in a manner consistent with our strategy, competitive practice, sound corporate governance principles, and stockholder interests and concerns. We believe our compensation program is strongly aligned with the long-term interests of our stockholders. Compensation of our executive officers is designed to enable us to attract and retain talented and experienced senior executives to lead us successfully in a competitive environment.

Our named executive officers are identified on page 32, and the compensation of the named executive officers is described on pages 32-52, including the Compensation Discussion and Analysis (“CD&A”) on pages 32-43. The CD&A section of this proxy statement provides additional details on our executive compensation program, including our compensation philosophy and objectives and the fiscal 2022 compensation of the named executive officers.

We are asking stockholders to vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in the Company’s 2023 Proxy Statement, is hereby approved.”

As indicated above, the stockholder vote on this resolution will not be binding on us or the Board of Directors and will not be construed as overruling any decision by us or the Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Board, or to create or imply any additional fiduciary duties for us or the Board.

The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the annual meeting is required for approval of this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Currently, we hold stockholder advisory votes on executive compensation every three years, and the next such vote after this year’s vote is scheduled to occur in 2026.

Our Board of Directors unanimously recommends that you vote “FOR” the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.

PROPOSAL 3:

ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF STOCKHOLDER VOTES TO APPROVE EXECUTIVE COMPENSATION

Under the Dodd-Frank Act, we are also required to seek an advisory (non-binding) stockholder vote regarding the frequency of submission to stockholders of a “Say on Pay” advisory vote such as Proposal No. 2. The Dodd-Frank Act specifies that stockholders be given the opportunity to vote on our executive compensation programs either annually, every two years or every three years. Although this vote is advisory and nonbinding, our Board of Directors will review voting results and give serious consideration to the outcome of such voting. Our Board of Directors recognizes the importance of receiving regular input from our stockholders on important issues such as our compensation programs. Our Board also believes that a well-structured compensation program should include plans that drive creation of stockholder value over the long-term, and that it should receive advisory input from our stockholders. Accordingly, as indicated below, the Board recommends that you vote in favor of a three-year advisory vote on our compensation programs.

The stockholders voted in 2017 to conduct advisory votes to approve executive compensation every three years, and consistent with that vote, we are holding a new vote to approve executive compensation at the 2023 Annual Meeting of Stockholders. The advisory vote on the frequency of voting on executive compensation is to be held not less frequently than every six years, with the next such vote to be held at the 2029 Annual Meeting of Stockholders.

Stockholders may cast their vote on their preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when voting in response to the resolution set forth below:

“RESOLVED, that the holders of the common stock of the Company indicate, by their vote on this resolution, whether the vote on executive compensation should take place every one year, every two years or every three years.”

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on executive compensation that has been selected by stockholders. However, as indicated above, the stockholder vote on the frequency of nonbinding stockholder votes to approve executive compensation will not be binding on us or the Board and will not be construed as overruling any decision by us or the Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Board, or to create or imply any additional fiduciary duties for us or the Board.

Currently, we hold stockholder advisory votes on executive compensation every three years, and the next such vote after this year’s vote is scheduled to occur in 2026.

Our Board of Directors unanimously recommends that you vote FOR the option of “Once Every Three Years” as the frequency with which stockholders are provided an advisory (non-binding) vote on executive compensation, as disclosed pursuant to the compensation disclosure rules of the SEC.

EXECUTIVE OFFICERS

The following narratives summarize the business experience over at least the last five years of our current executive officers, other than Messrs. Rollins, Wilson and Gahlhoff, whose business experience is described above in the section titled “Information Regarding Director Nominees and Continuing Directors” on page 20.

Kenneth D. Krause, Executive Vice President, Chief Financial Officer and Treasurer, 48

Kenneth D. Krause has served as the Executive Vice President, Chief Financial Officer and Treasurer of Rollins since September 2022. Prior to joining Rollins, Mr. Krause served as the Senior Vice President, Chief Financial Officer, Chief Strategy Officer and Treasurer of MSA Safety, Inc. from 2015 to 2022. Mr. Krause also served in various other leadership roles at MSA Safety, Inc. with increasing levels of responsibility from 2006 to 2015. Prior to that, Mr. Krause served as a Senior Manager at KPMG from 2004 to 2006.

Mr. Krause received a Bachelor of Science in Business Administration - Accounting from Slippery Rock University and an MBA from the University of Pittsburgh Katz Graduate School of Business. Mr. Krause is also a Certified Public Accountant.

Elizabeth B. Chandler, Vice President, General Counsel and Corporate Secretary, 59

Elizabeth B. Chandler joined Rollins in 2013 as Vice President and General Counsel. Ms. Chandler was appointed to Corporate Secretary in January 2018. In 2017, Ms. Chandler assumed responsibility for the Risk Management and Internal Audit groups. Before joining Rollins, Ms. Chandler served as Vice President, General Counsel and Corporate Secretary for Asbury Automotive from 2009 to 2012. Prior to that, Ms. Chandler served as city attorney for the City of Atlanta from 2006 to 2009, as Vice President, Assistant General Counsel and Corporate Secretary for Mirant Corp. from 2000 to 2006 and as an Associate and Partner at Troutman Pepper from 1988 to 1995 and from 1995 to 2000, respectively. Ms. Chandler has been a board member of the Atlanta Beltline Partnership, Inc. and the Georgia Research Alliance, since 2017 and 2022, respectively. Ms. Chandler received a Bachelor of Business Administration in International Business and a Juris Doctorate from the University of Georgia.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our executive compensation program and provides an overview of how the Human Capital Management and Compensation Committee made compensation decisions in 2022 for each of our named executive officers, which consists of our Principal Executive Officer, each person who served as our Principal Financial Officer at any time during the fiscal year 2022, and the next three most highly-compensated executive officers (other than our Principal Executive Officer and Principal Financial Officer) who were serving in such capacity at the end of the fiscal year 2022. For a complete understanding of the executive compensation program, this disclosure should be read in conjunction with the Summary Compensation Table and other executive compensation-related disclosures included in this Proxy Statement.

In fiscal 2022, our named executive officers were:

Named Executive Officer	Position with the Company in 2022
Gary W. Rollins	Chairman and Chief Executive Officer
Kenneth D. Krause(1)	Executive Vice President, Chief Financial Officer and Treasurer
Julie K. Bimmerman(2)	Vice President, Interim Chief Financial Officer and Treasurer
Jerry E. Gahlhoff, Jr.	President and Chief Operating Officer
John F. Wilson	Vice Chairman and Assistant to the Chairman
Elizabeth B. Chandler	Vice President, General Counsel and Corporate Secretary

(1)	Mr. Krause was appointed to the role of Executive Vice President and Chief Financial Officer and Treasurer, effective September 1, 2022.
(2)	In connection with Mr. Krause’s appointment to the role of Executive Vice President and Chief Financial Officer and Treasurer, Ms. Bimmerman relinquished her responsibilities as Vice President, Interim Chief Financial Officer and Treasurer and returned to her role as Group Vice President - Finance, effective September 1, 2022.

Executive Compensation Practices and Governance Policies

	What We Do		What We Don’t Do
✓	Pay for Performance A component of our named executive officers’ total compensation is directly linked to the Company’s performance.	x	No Short-Selling Under our Insider Trading Policy, we prohibit our employees, including our named executive officers and the members of our board of directors, from short selling our securities.
✓	Align the Interests of Executives with those of Our Stockholders Equity compensation represents a significant portion of our named executive officers’ total compensation.	x	No Guaranteed Base Salary Increases or Bonuses We do not provide guaranteed base salary increases or guaranteed bonuses.
✓	Stock Ownership Guidelines We maintain strong stock ownership requirements for our directors, executive officers and other key employees.	x

No Employment Contract

There are no agreements or understandings between the Company and any executive officer that guarantee continued employment or guarantee any level of severance or compensation that is not subject to approval by our Human Capital Management and Compensation Committee.

✓	Independent Compensation Committee Our Human Capital Management and Compensation Committee is composed solely of independent directors.	x	No Executive Pension Plans or SERPs We only maintain a deferred compensation plan and a standard 401(k) plan.
✓	Independent Compensation Consultant Our Human Capital Management and Compensation Committee directly retains an independent compensation consultant.

General Compensation Objectives and Guidelines

The Company is engaged in a highly competitive industry. The success of the Company depends on our ability to attract and retain highly qualified and motivated executives. In order to accomplish this objective, we have endeavored to structure our executive compensation program in a fashion that gives our Human Capital Management and Compensation Committee the flexibility to take into account our operating performance and the individual performance of our executive officers. The Committee, with the assistance of its compensation consultant, used peer group benchmarking (as described under the heading titled “Peer Group Benchmarking Analysis” on page 41), to assess the comparability of the Company’s pay practices to ensure that the total compensation for the Company’s executive officers is competitive with marketplace practices.

The Human Capital Management and Compensation Committee endorses the philosophy that executive compensation should reflect Company performance and the contribution of executive officers to that performance. Our compensation policy is designed to achieve three fundamental objectives:

●	attract and retain qualified executives;
●	motivate performance to achieve Company objectives; and
●	align the interests of our executives with the long-term interests of the Company’s stockholders.

In pursuing our objectives, we strive to provide a balanced approach to compensation policies and practices which does not promote excessive risk-taking.

The Human Capital Management and Compensation Committee recognizes that there are many intangibles involved in evaluating performance and in motivating performance, and that determining an appropriate compensation level is a highly subjective endeavor.

Pursuant to our compensation philosophy, the total annual compensation of our executive officers is primarily made up of the following three elements:

●	base salary (fixed compensation), which is an important element to attract, retain and motivate our executives;
●	annual performance-based cash incentive compensation (variable compensation), which is valuable in recognizing and rewarding Company and individual achievement; and
●	grants of equity-based awards such as restricted stock (variable compensation), makes our executives “think like owners” and, therefore, aligns their interests with those of our stockholders.

In addition, we provide retirement compensation plans, group welfare benefits and certain perquisites.

We believe that all elements of our executives’ total compensation provide highly motivational incentives that link the pay of our executives to the performance of our Company and enable us to attract and retain highly qualified and motivated executives in our very competitive market.

Fiscal 2022 Named Executive Officer Compensation Details

Compensation Elements

The Company provides both fixed (salary) and variable (cash and equity incentive) compensation to its named executive officers. The following table sets forth information regarding each of the three core elements of compensation for the executive officers in 2022, including a description of each element.

Compensation Element	Description
Base Salary	Fixed cash compensation based on each executive officer’s role, responsibilities, competitive market positioning, and individual performance.
Annual Performance-Based Cash Incentive

Annual performance-based incentive cash compensation with target award amounts for each executive officer. Actual bonus amounts may be lower than target based on the achievement of certain Company performance goals and individual performance.

Annual Equity Incentive	Grants of stock-based awards currently in the form of time-lapsed restricted stock.

The graphics below reflect the approximate general distribution of the three core elements of compensation earned for fiscal 2022 by our CEO, and on average, by our named executive officers under the Company’s 2022 Executive Bonus Plan and 2018 Stock Incentive Plan:

CEO	OTHER NAMED EXECUTIVE OFFICERS

(1)	The % shown in the salary component of the Other Named Executive Officer graphic above, includes the salary earned by Mr. Krause in 2022 which was prorated to his start date.

Base Salary

Base salary represents the fixed element of the compensation of our executive officers and is an important element of compensation intended to attract and retain qualified executives. The Human Capital Management and Compensation Committee reviews the base salaries of our executive officers each year as part of its annual review of our executive compensation program, with input from our CEO (except with respect to his own base salary). In making its determinations, the Human Capital Management and Compensation Committee gives consideration to our operating performance for the prior fiscal year and the individual executive’s performance. Base salary increases are not automatic or guaranteed.

2022 Base Salary Adjustments

In 2022, the Human Capital Management and Compensation Committee, adjusted the base salaries of the Company’s named executive officers as follows:

Named Executive Officer	2021 Salary	2022 Salary	% Increase
Gary W. Rollins	$1,400,000	$1,449,000	3.5%
Jerry E. Gahlhoff, Jr.	$600,000	$690,000	15.0%
John F. Wilson	$950,000	$983,250	3.5%
Elizabeth B. Chandler	$500,000	$517,500	3.5%

The 15% increase in Mr. Gahlhoff’s base salary for 2022 was made due to Mr. Gahlhoff’s increased responsibilities in connection with his role as President and Chief Operating Officer. Mr. Krause did not receive a salary adjustment in 2022 as he joined the Company in September 2022. Ms. Bimmerman also did not receive a salary adjustment in 2022 as the Human Capital Management and Compensation previously adjusted Ms. Bimmerman’s base salary to reflect a 24.9% increase in July 2021 in connection with her transition into the role as Interim Chief Financial Officer and Treasurer.

Performance-Based Cash Incentive

In January 2022, the Human Capital Management and Compensation Committee approved the terms of the Rollins, Inc. 2022 Executive Bonus Plan for its named executive officers (the “Executive Bonus Plan”), which replaced the 2021 Performance-Based Incentive Cash Compensation Plan. Under the Executive Bonus Plan, the named executive officers have an opportunity to earn bonuses of up to a certain percent of each individual’s annual base salary upon the achievement of performance goals approved by the Human Capital Management and Compensation Committee. Such performance goals consist of the Company’s and individual’s achievement of specific levels of one or more of the following three targeted financial measures:

●	revenue to plan;
●	pre-tax profit plan achievement; and
●	individual key operating initiatives.

The performance goals are pre-established each year by the Human Capital Management and Compensation Committee for all named executive officers and measured annually. No bonuses are payable under the Executive Bonus Plan if the goals are not approved by the Human Capital Management and Compensation Committee within 90 days after the commencement of the performance period to which such goals relate. We believe that the incentive-related provisions provide performance incentives that are beneficial to the Company and its stockholders.

The maximum performance-based cash incentive for each of the named executive officers for fiscal 2022 is summarized in the table below. Awards earned in 2022 under the Executive Bonus Plan were accrued in 2022 and paid no later than March 15, 2023.

2022 Performance-Based Cash Incentive
Named Executive Officer	Maximum (% of Salary)
Gary W. Rollins	150
Kenneth D. Krause(1)	100
Julie K. Bimmerman	40
Jerry E. Gahlhoff, Jr	120
John F. Wilson	125
Elizabeth B. Chandler	75

(1)	Mr. Krause’s 2022 maximum performance-based cash incentive was prorated to 50% of his annual base salary pursuant to the terms of the offer letter between the Company and Mr. Krause (as described in more detail below under the heading “Executive Employment Agreements”).

Revenue to Plan Performance Goal

The Revenue to Plan performance-based cash incentive maximum payout for each of the named executive officers for fiscal 2022 is summarized in the table below:

2022 Eligible Revenue to Plan Performance Goal
Named Executive Officer	Bonus Maximum (% of Salary)
Gary W. Rollins	60
Kenneth D. Krause(1)	40
Julie K. Bimmerman	20
Jerry E. Gahlhoff, Jr	40
John F. Wilson	50
Elizabeth B. Chandler	30

(1)	Mr. Krause’s 2022 maximum revenue to plan performance goal was prorated to 20% pursuant to the terms of the offer letter between the Company and Mr. Krause (as described in more detail below under the heading “Executive Employment Agreements”).

The minimum achievement of revenue to plan for the named executive officers to be eligible to earn a bonus under this performance goal of the Executive Bonus Plan was 95 percent. This performance goal for the plan in 2022 was an 8.2 percent increase in revenue. Because the actual increase in the Company’s revenue for 2022 was 11.2 percent, which reflected a 102.8 percent increase of plan for 2022, this resulted in each named executive officer receiving the maximum bonus target for this performance goal.

Pre-Tax Profit to Plan Performance Goal

The pre-tax profit to plan performance-based cash incentive maximum payout for each of the named executive officers for fiscal 2022 is summarized in the table below:

2022 Eligible Pre-Tax Profit to Plan Performance Goal
Named Executive Officer	Bonus Maximum (% of Salary)
Gary W. Rollins	90
Kenneth D. Krause(1)	60
Julie K. Bimmerman	20
Jerry E. Gahlhoff, Jr	70
John F. Wilson	75
Elizabeth B. Chandler	45

(1)	Mr. Krause’s 2022 maximum pre-tax profit to plan performance goal was prorated to 30% pursuant to the terms of the offer letter between the Company and Mr. Krause (as described in more detail below under the heading “Executive Employment Agreements”).

The minimum growth in the Company’s pre-tax profit for 2022 to be eligible for a bonus was 90 percent and the Company’s 2022 performance resulted in an actual achievement in pre-tax profit to plan of 100 percent. This resulted in each named executive officer receiving the maximum bonus target for this performance goal.

2022 Individual Key Operating Initiatives

In 2022, only Mr. Gahlhoff participated in the individual Key Operating Initiative (“KOI”) performance goal and was eligible to receive a bonus for achievement of such KOI as follows:

Named Executive Officer	Individual KOI	Eligible Bonus Maximum (%)
Jerry E. Gahlhoff, Jr.	Pest Control Cancellation Performance to Index or Improvement	10

Mr. Gahlhoff did not receive a bonus for this performance goal as the Company did not reach its planned target for 2022.

The amount of bonuses under each performance component of the Company’s Executive Bonus Plan is determined based upon straight-line interpolation of the applicable formula for each such component without the use of discretion. In addition to any bonuses earned under the Executive Bonus Plan, the Human Capital Management and Compensation Committee has the authority to award discretionary bonuses. No discretionary bonuses were awarded for 2022, with the exception of Mr. Krause, who received a one-time signing bonus in the amount of $500,000 and a one-time make-whole cash award in the amount of $430,000, to compensate him for amounts forfeited by his prior employer upon joining the Company.

Equity-Based Awards

Pursuant to the terms of the Company’s 2018 Stock Incentive Plan, the Human Capital Management and Compensation Committee may grant stock options, stock appreciation rights and any other type of award valued by reference to (or otherwise based on) shares, including, without limitation, restricted stock, restricted stock units, performance accelerated restricted stock, performance stock and performance units, not to exceed a maximum of 225,000 shares during any fiscal year for any one individual. Equity-based awards are generally used by the Company as a tool to encourage retention and align the interest of our executives with those of our stockholders. In recent years, the Company has awarded time-lapse restricted stock in lieu of granting stock options. The terms and conditions of these awards are described in more detail below. In addition, in 2023, the Human Capital Management and Compensation Committee approved the grants of performance share units (“PSUs”) to the Company’s executive officers, such PSUs will be paid out over a three-year performance period upon the Company’s successful achievement of certain financial performance goals.

Awards under the 2018 Stock Incentive Plan are purely discretionary and may or may not be granted in any given fiscal year. For the past three years, we have granted time-lapse restricted stock to various employees, including our named executive officers, in early January during our regularly scheduled meeting of the Human Capital Management and Compensation Committee during which the Committee reviews the Company’s executive compensation program. Consistent with this practice, the Human Capital Management and Compensation Committee granted time-lapse restricted stock awards to our named executive officers in January 2022, with the exception of Mr. Krause, as follows:

	2022 Grants of Time-Lapse
Name	Restricted Stock Awards	Grant Date Fair Value(1)
Gary W. Rollins	120,000	$3,564,000
Kenneth D. Krause(2)	73,186	$2,500,034
Julie K. Bimmerman	20,000	$594,000
Jerry E. Gahlhoff, Jr	40,000	$1,188,000
John F. Wilson	50,000	$1,485,000
Elizabeth B. Chandler	12,000	$356,400

(1)	These amounts reported in this column represent the aggregate grant date fair value of restricted Common Stock awarded to each named executive officer under our 2018 Stock Incentive Plan in accordance with FASB ASC Topic 718. Please refer to Note 14 – Stock-Based Compensation to our consolidated financial statements contained in our 2022 Form 10-K for the period ending December 31, 2022, for a discussion of the assumptions used in these computations. When calculating the amounts shown in this table, we have disregarded all estimates of forfeitures. Our 2022 Form 10-K has been included in our Annual Report and provided to our stockholders.

(2)	On September 1, 2022, pursuant to the terms of the offer letter between the Company and Mr. Krause (as described in more detail below under the heading “Executive Employment Agreements”), the Human Capital Management and Compensation Committee granted Mr. Krause a one-time equity award of time-based restricted stock that vests over a three-year period beginning on January 1, 2023, with one-third of the award vesting on that date and the remaining two-thirds vesting in equal portions on each subsequent anniversary of that date, subject to the terms and conditions of the Company’s 2018 Stock Incentive Plan.

The amount of the aggregate stock-based awards to our named executive officers in any given year is influenced by the Company’s overall performance. The amount of each grant to our named executive officers is influenced in part by the Human Capital Management and Compensation Committee’s subjective assessment of each individual’s respective contributions to achievement of the Company’s long-term goals and objectives. In evaluating individual performance for these purposes, the Human Capital Management and Compensation Committee considers the overall contributions of executive management as a group and the Committee’s subjective assessment of each individual’s relative contribution to that performance rather than specific aspects of each individual’s performance over a short-term period. It is our expectation to continue yearly grants of restricted stock awards to selected executives although we reserve the right to modify or discontinue this or any of our other compensation practices at any time. Grants are made under our 2018 Stock Incentive Plan and the plan is administered pursuant to Rule 16b-3 under the Exchange Act.

Prior to 2022, all of our time-lapse restricted stock awards have had the same features. For awards of time-lapse restricted stock granted prior to January 2022, the shares vest one-fifth per year beginning on the second anniversary of the grant date. For awards of time-lapse restricted stock granted in 2022, the shares will vest one-fifth per year beginning on the first anniversary of the grant date. For awards of time-lapse restricted stock granted in 2023 the shares will vest one-fourth per year beginning on the first anniversary of the grant date. Time-lapse restricted shares have full voting and dividend rights. However, until the shares vest, they cannot be sold, transferred or pledged. Should the executive leave our employment or move to a lesser position for any reason prior to the vesting dates (other than due to death or disability), the unvested shares will be forfeited unless the Human Capital Management and Compensation Committee decides otherwise. In the event of a “change in control” as determined by the Board, all unvested restricted shares shall vest immediately.

Other Compensation

Health and Retirement Plans

The named executive officers all participate in the Company’s regular employee benefit programs, including the 401(k) Plan with Company match, stock, group life insurance, group medical and dental coverage and other group benefit plans. The Company offers participation in an Employment Stock Purchase Plan that provides employee with a 10% discount on the purchase of Company stock. In 2022, all named executive officers were eligible to participate in the Company’s ESPP with the exception of Gary W. Rollins, due to Mr. Rollins’ beneficial ownership of more than 5% of Rollins’ stock. The Company also maintains a non-qualified retirement plan (the “Deferred Compensation Plan”) for our executives and highly compensated employees, and the Rollins 401(k) Savings Plan for the benefit of all of our eligible employees. The Deferred Compensation Plan provides other benefits as described below under the section titled “Non-Qualified Deferred Compensation.”

Perquisites and Other Personal Benefits

In addition to the total direct compensation and benefits described above, the Company provides its named executive officers with certain perquisites as approved by the Board and noted in the footnote to the Summary Compensation Table below under the section titled “Executive Compensation.” The specific perquisites provided to the named executive officers are as follows:

●	All named executive officers are eligible to receive an automobile allowance, reimbursements for related vehicle expenses, and an annual executive physical.
●	Mr. Rollins also receives the following perquisites:
o	use of the Company’s aircraft for personal travel;

o	personal use of the Company’s executive dining room; and
o	personal use of the Company’s storage space.

Executive Employment Arrangements

While we do not have employment agreements with any of our named executive officers, the initial terms and conditions of employment for our named executive officers are set forth in written employment offer letters (as applicable).

Kenneth D. Krause Offer Letter

In July 2022, the Company entered into an employment offer letter with Mr. Krause setting forth the terms and conditions of his employment as Executive Vice President, Chief Financial Officer and Treasurer of the Company. Pursuant to the terms of Mr. Krause’s offer letter, Mr. Krause’s annual base salary is $675,000 and he is eligible to receive a target cash bonus opportunity equal to 100% of his annual base salary, prorated to 50% for 2022, subject to the terms and conditions of the Rollins, Inc. Executive Bonus Plan and the Human Capital Management and Compensation Committee’s approval of the performance goals. In connection with the commencement of Mr. Krause’s employment, the Company paid Mr. Krause a one-time signing bonus in the amount of $500,000 and a one-time make-whole cash award in the amount of $430,000 to compensate him for amounts forfeited by his prior employer upon joining the Company. Both cash payments were subject to normal withholdings, and subject to full repayment in the event Mr. Krause leaves the Company before twelve-months from his start date. Mr. Krause also received a one-time equity award of restricted stock units with a grant date fair market value of $2,500,000 based on the closing price of the Company’s stock on September 1, 2022, that will vest over a three-year period beginning on January 1, 2023, with one-third of the award vesting on that date and the remaining two-thirds vesting in equal portions on each subsequent anniversary of that date, subject to the terms and conditions of the Company’s 2018 Stock Incentive Plan. Mr. Krause is also eligible to receive an annual target equity opportunity of 200% of his annual base salary beginning in 2023, subject to the terms and conditions of the Company’s 2018 Stock Incentive Plan. In addition, Mr. Krause received relocation assistance in connection with his move to the Atlanta, Georgia area and is also eligible to participate in certain benefit programs available to similarly situated executives of the Company and other benefit programs available to all full-time employees of the Company following the completion of sixty (60) days of service with the Company.

The terms of Mr. Krause’s offer letter were approved by the Human Capital Management and Compensation Committee. In determining Mr. Krause’s initial compensation arrangement, the Committee took into consideration Mr. Krause’s skills and experience and the competitive market for similar positions at other comparable companies based on a review of compensation data provided by the Committee’s compensation consultant.

Compensation Setting Process

Role of the Human Capital Management and Compensation Committee

Under its charter, the Human Capital Management and Compensation Committee is responsible for, among other things:

●	reviewing our overall executive compensation philosophy and strategy, including base salary, performance-based incentive cash compensation, and equity-based grants, to ensure that the strategy supports our compensation policy; and
●	reviewing and approving corporate goals and objectives relevant to the compensation of the executive officers, including the CEO, and evaluating each such executive officer’s performance in light of such goals and objectives, and setting each executive officer’s compensation based on this evaluation.

The Human Capital Management and Compensation Committee is composed of three non-employee directors, Mr. Jerry W. Nix (Chairperson), Gregory B. Morrison and Louise S. Sams, each of whom is independent. Dr. Thomas Lawley served on the Human Capital Management and Compensation Committee until his retirement on April 26, 2022.

The Human Capital Management and Compensation Committee has the authority, in its sole discretion, to retain or obtain the advice of any compensation consultant, legal counselor or other advisor to assist the Committee in the performance of its duties, and shall be directly responsible for the appointment, compensation and oversight of the work of any such compensation consultant, legal counsel or other advisor so retained. The Human Capital Management and Compensation Committee may also, from time to time, and in its discretion, form and delegate all or a portion of its authority with respect to the executive officers to subcommittees; provided that such subcommittees must meet the Committee’s composition requirements set forth in its charter or under any applicable federal or state laws.

Role of Management

The Human Capital Management and Compensation Committee solicits input from the Chairman, and the Chief Executive Officer and President with respect to the performance of the other executive officers and their compensation levels. The Vice President of Total Rewards also provides the Human Capital Management and Compensation Committee with input as it pertains to the compensation of all executive officers.

The Role of Stockholder Say-on-Pay Votes

We provide our stockholders with the opportunity to cast a non-binding advisory vote on executive compensation (a “say-on-pay proposal”) every three years. At our annual meeting of stockholders held in April 2020, a substantial majority of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Human Capital Management and Compensation Committee believes this affirms the stockholders’ support of our approach to executive compensation. The stockholders voted to hold a say-on-pay advisory vote on executive compensation every three years, and the Board resolved to accept the stockholders’ recommendation. As a result, stockholders are being asked to vote on the Company’s non-binding advisory vote on executive compensation at the Company 2023 Annual Meeting of Stockholders, as described under the section titled “Proposal 2: Advisory (Non-Binding) Vote on Executive Compensation” on page 29. The Human Capital Management and Compensation Committee will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for our executive officers.

Role of the Human Capital Management and Compensation Committee Consultant

In October 2021, upon the recommendation of the Company’s management, the Human Capital Management and Compensation Committee approved the engagement of Mercer US LLC (“Mercer”) an independent executive compensation advisory firm, to serve as its independent compensation consultant. In doing so the Human Capital Management and Compensation Committee reviewed information regarding the independence and potential conflicts of interest of Mercer. The Human Capital Management and Compensation Committee members took into account, among other things, the factors enumerated by the SEC and NYSE for evaluating compensation advisor independence, including, without limitation, the engagements and fees described below, and concluded that Mercer is independent and that no conflict of interest exists. Mercer attended all Human Capital Management and Compensation Committee meetings in 2022 and advised the Human Capital Management and Compensation Committee with respect to 2022 executive compensation decisions. The Human Capital Management and Compensation Committee at any time has sole authority to replace its compensation consultant, or from time to time, hire additional consultants, legal counsel and such other advisors as necessary to assist with the execution of its duties and responsibilities.

During Mercer’s engagement in 2022, Mercer reviewed the Company’s director and executive officer compensation strategy and programs to ensure appropriateness and market-competitiveness. Mercer’s fees for director and executive compensation consulting services provided to the Human Capital Management and Compensation Committee in 2022 were $145,978. During 2022, management retained the services of Mercer to provide healthcare consulting services. The total fees paid for these services in 2022 were $187,232. The services provided by Mercer to management were not in the purview of the Human Capital Management and Compensation Committee and thus did not require approval by such Committee.

Peer Group Benchmarking Analysis

As part of its executive compensation review for 2022, the Human Capital Management and Compensation Committee asked Mercer to develop a peer group that serves as a primary comparator group for assessing the competitiveness of the Company’s executive compensation. As part of this process, Mercer recommended a peer group comprised of 15 companies, with each peer having revenue between 1/3 to 2.5 times the Company’s revenue. The appropriateness of the peer group was based on the industry, size, organizational type, and comparability of business complexity The Peer Group companies generally had a majority of operations in the environmental and facilities services industry, and variations in their revenues, assets and market capitalization versus the Company were considered when the group was selected. Where possible, each company position was compared to industry data using functional counterparts or executives with similar roles at the peer companies, as well as compensation data disclosed in proxy statements filed in 2022.

The Human Capital Management and Compensation Committee considered the peer group benchmarking analysis provided by Mercer comparing the compensation components of salary, annual incentives, long-term incentives, and total compensation of the Company’s CEO and other executive officers relative to pay programs of the selected peer group. The Human Capital Management and Compensation Committee believes the Company’s executive compensation program is fair, competitive with marketplace practices and effective in enhancing shareholder value.

The following companies were included in the Peer Group for 2022:

Company Name	Industry
ABM Industries Incorporated	Environmental and Facilities Services
Brightview Holdings, Inc.	Environmental and Facilities Services
Casella Waste Systems, Inc.	Environmental and Facilities Services
Clean Harbors, Inc.	Environmental and Facilities Services
Comfort Systems USA, Inc.	Construction and Engineering
Frontdoor, Inc.	Specialized Consumer Services
Harsco Corporation	Environmental and Facilities Services
Healthcare Services, Group, Inc.	Diversified Support Services
Lennox International Inc.	Building Products
The Scotts Miracle-Gro Company	Fertilizers and Agricultural Chemicals
Stericycle, Inc.	Environmental and Facilities Services
Terminix Global Holdings, Inc.	Specialized Consumer Services
Unifirst Corporation	Diversified Support Services
US Ecology, Inc.	Environmental and Facilities Services
Waste Connections, Inc.	Environmental and Facilities Services

Policies Regarding Stock Ownership by Executive Officers

Stock Ownership Guidelines

We currently have Stock Ownership Guidelines (the “Guidelines”) for our executive officers and other key executives as designated by the Human Capital Management and Compensation Committee. The purpose of these Guidelines is to align the interests of our executives with the interests of our stockholders. The current Guidelines as determined by the Human Capital Management and Compensation Committee include:

Title	Stock Ownership Requirements
Chairman and Rollins, Inc. President and Chief Executive Officer	Ownership equal to 5 times base salary
Other Rollins Officers and Orkin, LLC President	Ownership equal to 3 times base salary
Division and Brand Presidents	Ownership equal to 2 times base salary
Other covered executives	Ownership equal to 1 times base salary

Participants under the Guidelines have a period of five years to adhere to the Guidelines. Participants have their individual ownership amount established based upon their annual base salary at the time they became subject to the Guidelines and the Company’s average closing common stock price for the prior 90-day period. Promotions into a different position category require recalculation of a Participant’s ownership amounts, as appropriate.

Shares counted toward this requirement are based on shares beneficially owned by such participant (as beneficial ownership is defined by Rule 16a-1(a)(2) under the Exchange Act).

Once achieved, ownership of the amount under the Guidelines should be maintained for as long as the participant is subject to the Guidelines.

In addition, the Human Capital Management and Compensation Committee has approved and adopted stock ownership guidelines applicable to our non-employee directors. Information with respect to our non-employee directors’ stock ownership guidelines is set forth in “Non-Employee Director Stock Ownership Guidelines” on page 18.

We Strongly Discourage Pledging of Common Stock

Under our insider trading policy, we strongly discourage our employees, including our named executive officers and the members of our Board of Directors, from pledging or otherwise encumbering, individually owned or granted Company securities.

Clawback Policy

Our executive bonus agreements contain a provision that provides that, among other things, if any bonus amount is paid as a result of misrepresented or inaccurate performance, the Company may require repayment of some or all of the excess bonus paid, subject to applicable laws. This recoupment policy reflects the Company’s high ethical standards and strict compliance with accounting and other regulations applicable to public companies. As all incentives and awards remain within the discretion of the Human Capital Management and Compensation Committee, the Committee also retains the ability to take any restatements or adjustments into account in subsequent years. In addition, the Sarbanes-Oxley Act requires in the case of accounting restatements that result from material non-compliance with SEC financial reporting requirements, that the Chief Executive Officer and Chief Financial Officer must disgorge bonuses and other incentive-based compensation and profits on stock sales received during the 12-months following publication of the restated financials, if the non-compliance results from misconduct.

Tax Deductibility of Compensation

As a result of the Tax Cuts and Jobs Act, starting with compensation payable in 2018, Section 162(m) of the Internal Revenue Code limits us from deducting compensation, including performance-based compensation, in excess of $1,000,000 paid to our executive officers. The Human Capital Management and Compensation Committee will continue to retain full discretion to award compensation packages that best attract, retain and reward successful executive officers. Therefore, the Human Capital Management and Compensation Committee anticipates that it will award compensation that is not fully deductible under Section 162(m).

HUMAN CAPITAL MANAGEMENT AND COMPENSATION COMMITTEE REPORT

The Human Capital Management and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on such review and discussions, the Human Capital Management and Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the Human Capital Management and Compensation Committee of the Board of Directors

Jerry W. Nix, Chairperson

Gregory B. Morrison

Louise S. Sams

This report of the Human Capital Management and Compensation Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

EXECUTIVE OFFICER COMPENSATION & BENEFITS

SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation awarded to, earned by and paid to each of our named executive officers for the years indicated below:

						Change in
						Pension Value
						and Non-
						Qualified
					Non-Equity	Deferred
				Stock	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)	($)(4)	($)
Gary W. Rollins	2022	1,449,000	-	3,564,000	2,173,500	-	573,704	7,760,204
Chairman and Chief Executive Officer	2021	1,400,000	-	4,458,000	2,100,000	-	435,601	8,393,601
	2020	1,152,308	-	2,846,575	1,170,300	10,385	295,627	5,475,195
Kenneth D. Krause	2022	212,885	930,000	2,500,034	337,500	-	480,875	4,461,294
Executive Vice President, Chief Financial Officer and Treasurer	2021	-	-	-	-	-	-	-
	2020	-	-	-	-	-	-	-
Julie K. Bimmerman	2022	255,000	-	594,000	117,300	-	15,857	982,157
Interim Chief Financial Officer and Treasurer	2021	255,000	7,231	167,175	87,538	-	12,216	529,160
	2020	-	-	-	-	-	-	-
Jerry E. Gahlhoff, Jr.	2022	690,000	-	1,188,000	759,000	-	42,836	2,679,836
President and Chief Operating Officer	2021	600,000	-	1,300,250	708,000	-	32,155	2,640,405
	2020	412,654	-	393,011	269,921	16,539	11,909	1,104,034
John F. Wilson	2022	983,250	-	1,485,000	1,229,063	-	43,390	3,740,703
Vice Chairman and Assistant to the Chairman	2021	950,000	-	2,229,000	1,187,500	-	39,344	4,405,844
	2020	853,846	-	1,469,200	819,144	20,168	14,933	3,177,291
Elizabeth B. Chandler	2022	517,500	-	356,400	388,125	-	36,913	1,298,938
Vice President, General Counsel and Corporate	2021	500,000	-	835,875	355,000	-	32,132	1,723,007
Secretary	2020	421,000	-	550,950	220,150	-	30,491	1,222,591

(1)	The amounts reported in this column represents for Mr. Krause, a one -time cash sign-on bonus and a one-time make-whole cash bonus in the amounts of $500,000 and $430,000, respectively, paid pursuant to the terms of the Offer Letter dated July 25, 2022, between the Company and Mr. Krause, and (ii) for Ms. Bimmerman, for 2021, a discretionary cash bonus under the RSC Bonus Plan.
(2)	These amounts reported in this column represent the aggregate grant date fair value of restricted Common Stock awarded to each named executive officer under our 2018 Stock Incentive Plan during the fiscal years 2022, 2021 and 2020, respectively, in accordance with FASB ASC Topic 718. Please refer to Note 14 – Stock-Based Compensation to our consolidated financial statements contained in our 2022 Form 10-K for the period ending December 31, 2022, for a discussion of the assumptions used in these computations. When calculating the amounts shown in this table, we have disregarded all estimates of forfeitures. Our 2022 Form 10-K has been included in our Annual Report and provided to our stockholders.
(3)	These amounts reported in this column represent bonuses paid under the Company’s performance-based incentive cash compensation plan, which are accrued in the fiscal year earned and paid in the first quarter of the following fiscal year.
(4)	The amounts reported in this column include perquisites and other benefits of the types indicated in the following table:

	Perquisites
	Personal		Use of
	Use of		Executive			Company	Tax
	Company	Auto	Dining	Executive	Relocation	Contribution	Gross-	Total
Name	Airplane(a)	Allowance	Room(b)	Physical	Expenses(c)	to 401(k) Plan	Ups(d)	($)
Gary W. Rollins	392,704	21,015	124,839	-	-	13,725	21,421	573,704
Kenneth D. Krause	-	6,179	-	-	323,537	-	151,159	480,875
Julie K. Bimmerman	-	-	-	2,132	-	13,725	-	15,857
Jerry E. Gahlhoff, Jr.	-	27,592	-	1,519	-	13,725	-	42,836
John F. Wilson	-	29,665	-	-	-	13,725	-	43,390
Elizabeth B. Chandler	-	19,752	-	3,436	-	13,725	-	36,913

(a)	The amount reported in this column for Mr. Rollins represents the incremental costs to the Company for Mr. Rollins’ personal use of the Company’s aircraft (calculated based on the actual variable costs to the Company of Mr. Rollins’ proportionate use of the Company aircraft).
(b)	The amount reported in this column represents the incremental costs to the Company for Mr. Rollins’ use of the Company’s executive dining room.
(c)	The amount reported in this column for Mr. Krause represents the aggregate incremental costs to the Company for Mr. Krause’s relocation to Atlanta, Georgia where the Company’s corporate headquarters are located.
(d)	The amounts reported in this column represent, for Mr. Rollins, the tax gross-up related to Mr. Rollins’ personal use of the Company airplane, and for Mr. Krause, the tax gross-up related to Mr. Krause’s relocation to Atlanta, Georgia.

GRANTS OF PLAN-BASED AWARDS IN 2022

The following table shows for the year ended December 31, 2022, certain information regarding grants of plan-based awards to our named executive officers.

			Estimated Possible Payouts Under	All Other	Grant Date
			Non-Equity Incentive Plan Awards	Awards: Number	Fair Value of
				of Shares of	Stock and
		Committee Approval	Target(3)	Stock or Units(4)	Options(5)
Name	Grant Date(1)	Date(2)	($)	(#)	Awards
Gary W. Rollins	1/26/2022	1/24/2022	2,173,500	120,000	3,564,000

Kenneth D. Krause	9/1/2022	9/1/2022	337,500	73,186	2,500,034

Julie K. Bimmerman	1/26/2022	1/24/2022	117,300	20,000	594,000

Jerry E. Gahlhoff, Jr.	1/26/2022	1/24/2022	759,000	40,000	1,188,000

John F. Wilson	1/26/2022	1/24/2022	1,229,063	50,000	1,485,000

Elizabeth B. Chandler	1/26/2022	1/24/2022	388,125	12,000	356,400

(1)	The dates reported in this column represent the grant date for the equity-based awards reported in the “All Other Awards: Number of Shares of Stock or Units” column.
(2)	The dates reported in this column represent the date the Human Capital Management and Compensation Committee approved the equity-based awards reported in the “All Other Awards: Number of Shares of Stock or Units” column.
(3)	The amounts reported in this column represent payouts of non-equity incentive cash bonus awards granted under the 2022 Executive Bonus Plan for each named executive officer. For Mr. Krause, this amount represents a prorated amount of 50% of his annual base salary. There are no threshold or maximum levels for the awards.
(4)	The amounts reported in this column represent the number of restricted Common Stock granted under our 2018 Stock Incentive Plan awarded in fiscal year 2022 to our named executive officers. All grants of restricted Common Stock to the named executive officers in 2022, with the exception of Mr. Krause, vest one-fifth per year beginning on the second anniversary of the grant date. Mr. Krause’s restricted Common Stock vests over a three-year period beginning on January 1, 2023, with one-third of the award vesting on that date and the remaining two-thirds vesting in equal portions on each subsequent anniversary of that date. We have not issued any stock options in the past three fiscal years.
(5)	The amounts reported in this column represent the grant date fair value for grants of restricted Common Stock granted to our named executive officers in fiscal year 2022 under our 2018 Stock Incentive Plan as computed in accordance with ASC Topic 718. Please refer to Note 14 – Stock-Based Compensation to our Financial Statements contained in the Company’s 2022 Form 10-K for a discussion of assumptions used in this computation. The 2022 Form 10-K has been included in the Company’s Annual Report and provided to its stockholders.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The table below sets forth the total number of restricted shares of Common Stock outstanding at December 31, 2022 and held by the Company’s named executive officers but which have not yet vested, together with the market value of these unvested shares based on the $36.54 closing price of our Common Stock on December 31, 2022. The Company does not have any outstanding option awards held by the named executive officers.

	Stock Awards
	Number of Shares or Units		Market Value of Shares or
	of Stock That Have Not Yet		Units of Stock That Have
	Vested		Not Yet Vested
Name	(#)		($)
Gary W. Rollins	28,350	(1)	1,035,909
	52,200	(2)	1,907,388
	61,650	(3)	2,252,691
	93,000	(4)	3,398,220
	120,000	(5)	4,384,800
	120,000	(6)	4,384,800
Kenneth D. Krause	73,186	(7)	2,674,216
Julie K. Bimmerman	2,925	(3)	106,880
	5,760	(4)	210,470
	4,500	(5)	164,430
	20,000	(6)	730,800
Jerry E. Gahlhoff, Jr.	4,050	(1)	147,987
	7,200	(2)	263,088
	8,550	(3)	312,417
	12,840	(4)	469,174
	35,000	(5)	1,278,900
	40,000	(6)	1,461,600
John F. Wilson	13,500	(1)	493,290
	27,000	(2)	986,580
	31,860	(3)	1,164,164
	48,000	(4)	1,753,920
	60,000	(5)	2,192,400
	50,000	(6)	1,827,000
Elizabeth B. Chandler	1,890	(1)	69,061
	5,400	(2)	197,316
	7,200	(3)	263,088
	18,000	(4)	657,720
	22,500	(5)	822,150
	12,000	(6)	438,480

(1)	These awards of time-lapse restricted stock were granted to the named executive officers on 1/24/2017 and became fully vested on 1/23/2023.
(2)	These awards of time-lapse restricted stock were granted to the named executive officers on 1/23/2018 and are scheduled to fully vest on 1/23/2024.
(3)	These awards of time-lapse restricted stock were granted to the named executive officers on 1/22/2019 and are scheduled to fully vest on 1/22/2025.
(4)	These awards of time-lapse restricted stock were granted to the named executive officers on 1/28/2020 and are scheduled to fully vest on 1/28/2026.
(5)	These awards of time-lapse restricted stock were granted to the named executive officers on 1/26/2021 and are scheduled to fully vest on 1/26/2027.
(6)	These awards of time-lapse restricted stock were granted to the named executive officers on 1/26/2022 and are scheduled to fully vest on 1/26/2027.
(7)	This award of time-lapse restricted stock was granted to the Mr. Krause on 9/1/2022 and is scheduled to fully vest on 1/1/2025.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth the number of shares of Common Stock acquired by the named executive officers and the aggregate value realized upon the vesting of stock during the fiscal year ended December 31, 2022. None of our named executive officers owned any stock options that were exercised in 2022.

	Stock Awards
	Number of Shares Acquired	Value Realized on
	on Vesting	Vesting(1)
Name	(#)	($)
Gary W. Rollins	126,600	3,931,065
Kenneth D. Krause	-	-
Julie K. Bimmerman	3,990	121,022
Jerry E. Gahlhoff, Jr.	17,310	538,042
John F. Wilson	63,120	1,960,548
Elizabeth B. Chandler	13,290	411,261

(1)	The amounts in this column represent the market value on the vesting date of the shares that vested, without regard to any related tax obligations. Market value was determined using the closing price per share of Common Stock on the vesting date.

NON-QUALIFIED DEFERRED COMPENSATION

On June 13, 2005, the Company approved the Rollins, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) that is designed to comply with the provisions of the American Jobs Creation Act of 2004 (including Section 409A of the Internal Revenue Code). The Deferred Compensation Plan provides that employees eligible to participate in the Deferred Compensation Plan include those who are both members of a group of management and/or highly compensated employees selected by the committee administering the Deferred Compensation Plan. All of the executive officers are eligible to participate in the Company’s Deferred Compensation Plan. The table below sets forth the contributions made to the Deferred Compensation Plan, the aggregate earnings in 2022 and the balances as of December 31, 2022 for each named executive officer under the Deferred Compensation Plan:

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	contributions in last	contributions in last	earnings/(losses)	withdrawals/	balance at last
	FY(1)	FY	in last FY(2)	distributions	FYE
Name	($)	($)	($)		($)
Gary W. Rollins	-	-	(18,319)	-	109,771
Kenneth D. Krause	-	-	-	-	-
Julie K. Bimmerman	-	-	-	-	-
Jerry E. Gahlhoff, Jr.	-	-	(21,740)	-	107,118
John F. Wilson	391,226	-	40,556	-	3,028,279
Elizabeth B. Chandler	-	-	-	-	-

(1)	This column reports the actual amounts of base salary deferred by the named executive officers in 2022 under the Deferred Compensation Plan, and the bonus compensation amounts deferred by the named executive officers related to 2021 that were paid in 2022, which are included in the Summary Compensation Table on page 44.
(2)	This column reports earnings or losses on compensation that the named executive officers elected to defer under the Deferred Compensation Plan. These amounts do not represent above-market or preferential earnings and therefore are not included in the Summary Compensation Table on page 44.

The Deferred Compensation Plan provides that participants may defer up to 50% of their base salary and up to 85% of their annual bonus with respect to any given plan year, subject to a $2,000 per plan year minimum. The Company may make discretionary contributions to participant accounts but has not done so since 2011.

Under the Deferred Compensation Plan, salary and bonus deferrals are fully vested. Any discretionary contributions are subject to vesting in accordance with the matching contribution-vesting schedule set forth in the Rollins 401(k) Savings Plan in which a participant participates.

Accounts will be credited with hypothetical earnings, and/or debited with hypothetical losses, based on the performance of certain “Measurement Funds.” Account values are calculated as if the funds from deferrals and Company credits had been converted into shares or other ownership units of selected Measurement Funds by purchasing (or selling, where relevant) such shares or units at the current purchase price of the relevant Measurement Fund at the time of the participant’s selection. Deferred Compensation Plan benefits are unsecured general obligations of the Company to the participants, and these obligations rank in parity with the Company’s other unsecured and unsubordinated indebtedness. The Company has established a “rabbi trust,” which it uses to voluntarily set aside amounts to indirectly fund any obligations under the Deferred Compensation Plan. To the extent that the Company’s obligations under the Deferred Compensation Plan exceed assets available under the trust, the Company would be required to seek additional funding sources to fund its liability under the Deferred Compensation Plan.

Generally, the Deferred Compensation Plan provides for distributions of any deferred amounts upon the earliest to occur of a participant’s death, disability, retirement or other termination of employment (a “Termination Event”). However, for any deferrals of salary and bonus (but not Company contributions), participants would be entitled to designate a distribution date which is prior to a Termination Event. Generally, the Deferred Compensation Plan allows a participant to elect to receive distributions under the Deferred Compensation Plan in installments or lump-sum payments.

401(k) PLAN

The Company maintains the Rollins 401(k) Savings Plan, a defined contribution qualified retirement plan (the “401(k) Plan”). Participants in the 401(k) Plan may make before-tax and Roth after-tax contributions, subject to IRS limits, and the Company makes matching contributions. Participants may also make rollover contributions to the 401(k) Plan. Previously, participants were permitted to make non-Roth after-tax contributions. The full amount of a participant’s vested benefit is payable upon his termination of employment, retirement, total and permanent disability, death or age 59½. The forms of benefit payment under the 401(K) Plan are dependent upon the vested account balance. If the participant’s vested account balance is greater than $1,000 up to and including $5,000 upon termination of employment, a participant may roll their distribution into another qualified plan or an individual retirement plan of their choice, or it will be rolled into a Prudential individual retirement account. If the account balance is equal to or less than $1,000, the participant may roll their vested balance into another qualified plan or take a lump sum distribution. If the participant’s account balance is greater than $5,000 upon termination of employment, they can leave their funds in the Plan, take a full or partial lump sum distribution, take systematic distributions or roll their vested assets into another qualified plan or individual retirement account. A participant may withdraw before-tax and Roth contributions upon specified instances of financial hardship. A participant may withdraw all or any portion of their non-Roth after-tax account and rollover account at any time. Amounts contributed by the Company to the accounts of named executive officers as matching contributions under the 401(k) Plan are included in the “All Other Compensation” column of the Summary Compensation Table on page 44.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and arrangements to which the named executive officers would be entitled upon termination of employment. There are no other agreements, arrangements or plans that entitle executive officers to severance, perquisites, or other enhanced benefits upon termination of their employment, except as described below. Any agreement to provide additional payments or benefits to a terminating executive officer would be in the discretion of the Human Capital Management and Compensation Committee. The executive officers are not entitled to additional benefits at death or disability per the terms of the defined benefit plan. The executive officers can choose to receive the amounts accumulated in the Deferred Compensation Plan either as a lump sum or in installments at retirement, death or disability. These amounts have been disclosed under the “Non-Qualified Deferred Compensation” section on page 49.

Under our Time-Lapse Restricted Stock Award Agreements (the “Stock Award Agreement”), if a named executive officer’s employment with the Company terminates at any time prior to the vesting of any restricted stock issued under the Stock Award Agreement, the named executive officer shall forfeit all unvested restricted stock, unless such named executive officer’s employment terminates due to his or her permanent disability, death or a change in control. In the event of death or a change in control of a named executive officer, such unvested restricted stock shall vest immediately. In the event of permanent disability of a named executive officer, a portion of such unvested restricted stock shall vest immediately and shall be determined by prorating the restricted stock by dividing the total number of months elapsed from the grant date to the date of permanent disability by 72, multiplying the result by the aggregate amount of restricted stock and reducing the result by any previously vested shares pursuant to the Stock Award Agreement.

The table below shows the incremental restricted shares that would become vested under the Stock Award Agreement as of December 31, 2022, at the closing market price of $36.54 per share for our Common Stock, as of that date, in the case of retirement, death, disability or change in control.

		Stock Awards
		Number of shares	Unrealized value of
		underlying	unvested
		unvested stock	stock
Name		(#)	($)
Gary W. Rollins	Retirement	-	-
	Death	475,200	17,363,808
	Disability	216,517	7,911,519
	Change in Control	475,200	17,363,808
Kenneth D. Krause	Retirement	-	-
	Death	192,676	2,674,216
	Disability	54,582	267,422
	Change in Control	192,676	2,674,216
Julie K. Bimmerman	Retirement	-	-
	Death	33,185	1,212,580
	Disability	9,814	358,587
	Change in Control	33,185	1,212,580
Jerry E. Gahlhoff, Jr.	Retirement	-	-
	Death	107,640	3,933,166
	Disability	40,231	1,470,024
	Change in Control	107,640	3,933,166
John F. Wilson	Retirement	-	-
	Death	230,360	8,417,354
	Disability	107,901	3,942,727
	Change in Control	230,360	8,417,354
Elizabeth B. Chandler	Retirement	-	-
	Death	66,990	2,447,815
	Disability	29,126	1,064,273
	Change in Control	66,990	2,447,815

Accrued Pay and Regular Retirement Benefits. The amounts shown in the table above do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:

●	Accrued salary and vacation pay
●	Distributions of plan balances under the 401(k) plan, as described on page 50
●	Non-Qualified Deferred Compensation

Change in Control or Severance. The Company does not have any severance for its executive officers. However, upon the occurrence of a “Change in Control,” as determined by the Board of Directors, all unvested restricted stock shall immediately vest.

PAY RATIO DISCLOSURE

As required by the SEC rules, we are providing the ratio of our median employee’s annual total compensation (the median of the total compensation of all our employees, excluding our principal executive officer) to the total annual compensation of Mr. Gary W. Rollins, who served as our principal executive officer (“PEO”) during fiscal year 2022.

The purpose of the required disclosure is to provide a measure of the equitability of pay within the organization. We believe our compensation philosophy and process yield an equitable result.

Median Employee annual total compensation for 2022	$49,099	(1)
PEO annual total compensation for 2022	$7,760,204
Ratio of PEO to Median Employee compensation for 2022	158:1

(1)	This amount represents taxable wages of the median employee, not including equity awards, if any.

In determining the median employee, a listing was prepared of all employees as of December 31, 2022. We changed the determination date to identify our median employee from October 31st to December 31st in order to reduce the administrative burden in calculating the pay ratio.

As of December 31, 2022, we had approximately 17,515 employees, including our international employees. For purposes of identifying the median employee, we (i) used the annual base salaries and bonuses of all employees employed by the Company or its consolidated subsidiaries as of December 31, 2022 (including, for administrative convenience, all international employees without regard to the number of employees or where they are located), other than Mr. Rollins; (ii) ranked the total base salary and bonus amounts of all employees, except Mr. Rollins, from lowest to highest; and (iii) selected the median employee based on the total amount. For simplicity, the value of the Company’s 401(k) plan and medical benefits provided were excluded. For this purpose, annual base salary plus bonus was calculated using W-2 wages, excluding any equity awards, and in the case of international employees, the local equivalent.

The pay ratio disclosure presented above is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, our pay ratio disclosure may not be comparable to the pay ratios reported by other companies.

PAY VERSUS PERFORMANCE

In accordance with the SEC’s regulations, we are providing the following information about the relationship between executive compensation actually paid to our principal executive officer (“PEO”) and our other named executive officers (“NEOs”) and certain financial performance of the Company for the years ended December 31, 2022, 2021 and 2020. For further information concerning the Company’s compensation philosophy see section titled Executive Compensation – Compensation Discussion and Analysis” on page 32.

Pay versus Performance Table

			Average		Value of Initial Fixed $100
			Summary	Average	Investment Based On:
	Summary		Compensation	Compensation		Peer Group
	Compensation	Compensation	Table Total for	Actually Paid	Total	Total		Total Pre-Tax
	Table Total for	Actually Paid	Non-PEO	to Non-PEO	Shareholder	Shareholder	Net Income	Profit
	PEO(1)	to PEO(2)	NEOs(1)	NEOs(2)	Return(3)	Return(4)	(thousands)(5)	(thousands)(6)
Year	($)	($)	($)	($)	($)	($)	($)	($)
2022	7,760,204	9,213,035	2,629,526	2,960,216	187.47	212.33	368.599	498,917
2021	8,393,601	6,163,785	2,220,844	905,146	173.43	224.30	356.565	482,485
2020	5,475,195	14,029,693	1,791,259	3,926,358	195.81	170.39	266.756	362,716

(1)   The dollar amounts reported in these columns are (i) the amounts of total compensation reported for Mr. Rollins for each corresponding year he served as the Company’s Chief Executive Officer in the “Total” column of the Summary Compensation Table,” and (ii) the average of the amounts reported for the Company’s remaining NEOs as a group in the “Total” column of the Summary Compensation Table in each applicable year. The names of the remaining NEOs included for purposes of calculating the average amounts in each applicable year are as follows:

Year	All Other NEOs
2022	Jerry E. Gahlhoff, Jr., Kenneth D. Krause, Julie K. Bimmerman, John F. Wilson and Elizabeth B. Chandler
2021	Jerry E. Gahlhoff, Jr., Eddie P. Northen, Julie K. Bimmerman, John F. Wilson and Elizabeth B. Chandler
2020	Jerry E. Gahlhoff, Jr., Eddie P. Northen, John F. Wilson and Elizabeth B. Chandler

(2)   The amounts reported in these columns represent the amount of “compensation actually paid” to Mr. Rollins, and on average, to all other NEOs as a group, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Rollins or to the other NEOs as a group during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Rollins’ total compensation, and to the average total compensation for the other NEOs as a group, for each year to determine the compensation actually paid:

	2022		2021		2020
		Average		Average		Average
	PEO	Other NEOs	PEO	Other NEOs	PEO	Other NEOs
	($)	($)	($)	($)	($)	($)
Summary Compensation Table Total	7,760,204	2,629,526	8,393,601	2,220,844	5,475,195	1,791,259
Subtraction of Stock Awards	(3,564,000)	(1,224,687)	(4,458,000)	(1,129,360)	(2,846,575)	(786,940)
Addition of Year-End Equity Value	4,384,800	1,426,419	4,105,200	834,724	4,541,888	1,255,612
Change in Fair Value of Stock Awards granted in Prior Year	827,616	147,338	(1,758,348)	(283,712)	6,399,417	1,560,923
Addition of Fair Value of Stock Awards that were granted and vested in the same FY(a)	-	-	-	-	-	-
Change in Fair Value of Stock Awards granted during any prior FY that met the vesting conditions as of the end of the applicable FY	(399,921)	(62,357)	(321,024)	(64,051)	308,943	74,124
Subtraction of Stock Awards that failed to meet the vesting conditions	-	-	-	(708,066)	-	-
Subtraction of Aggregate Change in Actuarial Present Value of Accumulated Benefit Under Defined Benefit and Pension Plans	-	-	-	-	(10,385)	(9,177)
Addition of dividends or other earnings paid during applicable FY prior to vesting date	204,336	43,977	202,356	34,767	161,210	40,557
Compensation Actually Paid ($)	9,213,035	2,960,216	6,163,785	905,146	14,029,693	3,926,358

(a)   No stock awards that were granted to the PEO or any other NEO during the fiscal years ended on December 31, 2022, 2021 or 2020, vested in the same fiscal year.

(3)   The amounts reported in this column represents the Company’s total cumulative Total Shareholder Return (“TSR”) for the fiscal years ended December 31, 2022, 2021 and 2020. The Company’s total cumulative TSR is the total shareholder return calculated as the profit or loss from net share price change, over a given period, including reinvestment of dividends.

(4)   The amounts reported in this column represents the weighted Peer Group TSR (“Peer Group TSR”) for the fiscal years ended December 31, 2022, 2021 and 2020. The Peer Group TSR is weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the S&P 500 Commercial Services & Supplies Index.

(5)   The amounts reported in this column represent the amount of net income reflected in the Company’s audited financial statements for the fiscal years ended December 31, 2022, 2021 and 2020.

(6)   Pre-Tax Profit, which is calculated as consolidated income before taxes, represents the most important financial measure used by the Company to link compensation actually paid to its named executive officers for the fiscal years ended December 31, 2022, 2021 and 2020.

Relationship between Compensation Actually Paid and Financial Performance Measures

The following graphs further illustrate the relationship between the compensation actually paid to the PEO and the average compensation actually paid to the other NEOs during the fiscal years ended December 31, 2022, 2021 and 2020, to each (1) Company and Peer Group total shareholder return, (2) net income, and (3) pre-tax profit. Compensation actually paid for purposes of the tabular disclosure and the following graphs were calculated in accordance with SEC rules and do not fully represent the actual final amount of compensation earned by or actually paid to our NEOs during the applicable years.

Compensation Actually Paid vs. Company and Peer Group Total Shareholder Return

Compensation Actually Paid vs. Net Income

Compensation Actually Paid vs. Pre-Tax Profit

Financial Performance Measures

The following table lists (in no specific order) the most important financial performance measures used by the Company to link compensation actually paid to our NEOs in 2022 to the performance of the Company:

Revenue
Pre-Tax Profit
Stock Price

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based on our knowledge of stock transactions, our review of copies of reports filed under Section 16(a) and written representations furnished to us, we believe that all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis during the fiscal year ended December 31, 2022.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning our equity compensation plans as of December 31, 2022:

Number of Securities
Remaining Available for
	Number of Securities To	Weighted Average	Future Issuance Under
	Be Issued Upon Exercise	Exercise Price of	Equity Compensation
	of Outstanding Options,	Outstanding Options,	Plans (Excluding Securities
	Warrants and Rights	Warrants and Rights	Reflected in Column)
Plan Category	(A)	(B)	(C)
Equity compensation plans approved by security holders	2,685,442		5,916,617
Equity compensation plans not approved by security holders	-	-	-
Total	2,685,442	-	5,916,617

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of our common stock as of March 1, 2023 by:

●	Each of our named executive officers;
●	Each of our directors and director nominees;
●	All of our current executive officers, directors and director nominees as a group; and
●	Each beneficial owner of more than 5% of our common stock.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power. Unless otherwise indicated, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, the business address of each beneficial owner listed in the table below is c/o of Rollins, Inc., 2170 Piedmont Road, N.E. Atlanta, Georgia. The information provided in the table below is based on our records, information filed with the SEC, on which we are relying pursuant to applicable SEC regulations, and information provided to us.

	Amount Beneficially		Percent of Outstanding
Name and Address of Beneficial Owner	Owned(1)		Shares
5% Stockholders:
The Control Group	249,028,485	(2)	50.54%
Gary W. Rollins Voting Trust U/A dated September 14, 1994	224,748,671	(3)	45.61%
R. Randall Rollins Voting Trust U/A dated August 25, 1994	224,748,671	(4)	45.61%
LOR, Inc.	216,017,072	(5)	43.84%
The Vanguard Group	28,341,622	(6)	5.75%
Blackrock, Inc.	27,434,936	(7)	5.57%
Named Executive Officers:
Gary W. Rollins	15,883,307	(8)	3.22%
Kenneth D. Krause	94,764	(9)	**
Jerry E. Gahlhoff, Jr.	232,091	(10)	**
Julie K. Bimmerman	58,707	(11)	**
John F. Wilson	784,791	(12)	**
Elizabeth B. Chandler	101,855	(13)	**
Directors and Director Nominees:
Susan R. Bell	1,492		**
Donald P. Carson	1,342		**
Patrick J. Gunning	1,342		**
P. Russell Hardin	-		**
Gregory B. Morrison	1,342		**
Jerry W. Nix	1,342		**
Pamela R. Rollins	5,994,803	(14)	1.22%
Louise S. Sams	1,342		**
All Directors, Director Nominees and Named Executive Officers as a group (14 persons)	23,158,520	(15)	4.70%

(1)	Except as otherwise noted, the nature of the beneficial ownership for all shares is sole voting and investment power.

(2)	Based upon information contained in a report on Schedule 13D filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 13, 2022, the Control Group, which consists of Gary W. Rollins, Amy R. Kreisler, Pamela R. Rollins and Timothy C. Rollins, and certain companies under their control, possesses in excess of fifty percent of the Company’s voting power.
(3)	Based upon information contained in a report on Schedule 13D filed with the SEC on December 13, 2022, an aggregate of 224,748,671 shares of Company Common Stock are beneficially owned by the Gary W. Rollins Voting Trust U/A dated September 14, 1994 (the “GWR Voting Trust”). The amount shown for the GWR Voting Trust includes the following shares of Company Common Stock (a) 209,091,263 shares held by LOR, Inc., a Georgia corporation (the GWR Voting Trust has a 50% voting interest in LOR, Inc.); (b) 8,731,599 shares held by Rollins Holding Company, Inc., a Georgia corporation (the GWR Voting Trust has a 50% voting interest in Rollins Holding Company, Inc.); (c) 2,235,811 shares held by RFA Management Company, LLC, a Georgia limited liability company, the manager of which is LOR, Inc.; (d) 744,963 shares held by RFT Investment Company, LLC (LOR, Inc. is the manager of RFT Investment Company, LLC); and (e) 3,945,035 shares held by RCTLOR, LLC, a Georgia limited liability company (LOR, Inc. is the managing member of RCTLOR, LLC). The reporting person disclaims beneficial ownership of these shares except to the extent of the reporting person’s pecuniary interest.
(4)	Based upon information contained in a report on Schedule 13D filed with the SEC on December 13, 2022, an aggregate of 224,748,671 shares of Company Common Stock are beneficially owned by the R. Randall Rollins Voting Trust U/A dated August 25, 1994 (the “RRR Voting Trust”). The amount shown for the RRR Voting Trust includes the following shares of Company Common Stock (a) 209,091,263 shares held by LOR, Inc., a Georgia corporation (the RRR Voting Trust has a 50% voting interest in LOR, Inc.); (b) 8,731,599 shares held by Rollins Holding Company, Inc., a Georgia corporation (the RRR Voting Trust has a 50% voting interest in Rollins Holding Company, Inc.); (c) 2,235,811 shares held by RFA Management Company, LLC, a Georgia limited liability company, the manager of which is LOR, Inc.; (d) 744,963 shares held by RFT Investment Company, LLC (LOR, Inc. is the manager of RFT Investment Company, LLC); and (e) 3,945,035 shares held by RCTLOR, LLC, a Georgia limited liability company (LOR, Inc. is the managing member of RCTLOR, LLC). The reporting person disclaims beneficial ownership of these shares except to the extent of the reporting person’s pecuniary interest.
(5)	Based upon information contained in a report on Schedule 13D filed with the SEC on December 13, 2022, an aggregate of 216,017,072 shares of Company Common Stock are beneficially owned by LOR, Inc. The amount shown for LOR, Inc. includes the following shares of Company Common Stock (a) 2,235,811 shares held by RFA Management Company, LLC, a Georgia limited liability company, the manager of which is LOR, Inc.; (b) 744,963 shares held by RFT Investment Company, LLC (LOR, Inc. is the manager of RFT Investment Company, LLC); and (c) 3,945,035 shares held by RCTLOR, LLC, a Georgia limited liability company (LOR, Inc. is the managing member of RCTLOR, LLC). The reporting person disclaims beneficial ownership of these shares except to the extent of the reporting person’s pecuniary interest.
(6)	Based upon information contained in a report on Schedule 13G/A filed with the SEC on February 3, 2023, an aggregate of 28,341,622 shares of Company Common Stock are beneficially owned by The Vanguard Group’s clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts. The Vanguard Group has shared power to vote or direct to vote 341,661 shares, sole power to dispose of or to direct the disposition of 24,173,676 shares, and shared power to dispose or to direct the disposition of 969,079 shares. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(7)	Based upon information contained in a report on Schedule 13G filed with the SEC on February 9, 2023 by Blackrock, Inc. (“Blackrock”), Blackrock beneficially owns an aggregate of 27,434,936 shares of Company Common Stock, as to which Blackrock has sole power to vote or direct to vote, 25,870,874 shares and sole power to dispose of or to direct the disposition of 27,434,936 shares. BlackRock also reported that it was filing as the parent holding company or control person of certain subsidiaries listed in an exhibit to the Schedule 13G. The address for Blackrock is 55 East 22nd Street, New York, New York 10055.
(8)	The amount shown for Mr. Rollins includes 8,629,469 shares of the Company Common Stock held in a charitable trust of which he is a co-trustee and as to which he shares voting and investment power. Also includes 24,759* shares of Company Common Stock held by his wife. Also includes the following shares of Company Common Stock: (a) 161,228 shares held by eleven trusts benefiting the grandchildren and more remote descendants of his late brother, Mr. R. Randall Rollins (Mr. Gary W. Rollins is a trustee of each such trust); (b) 959,538 shares held by seven trusts (the “Rollins Family Trusts”) for the benefit of the children and/or more remote descendants of his late brother, Mr. R. Randall Rollins; (c) 4,887,802 shares of Company Common Stock held directly by Mr. Gary W. Rollins; (d) 701,034 shares currently held by the R. Randall Rollins 2012 Trust (the trustee of each of the Rollins Family Trusts and the R. Randall Rollins 2012 Trust is a corporation over which Mr. Gary W. Rollins has the ability to assert control within sixty days); (e) 373,950 shares of restricted stock awards for Company Common Stock, (f) 123,684 shares of Company Common Stock in the Company’s employee stock purchase plan; and (g) 21,843 shares of Company Common Stock held in the Rollins 401(k) Savings Plan. Mr. Gary W. Rollins is part of a control group holding company securities, as disclosed on a Schedule 13D on file with the SEC.
(9)	The amount shown for Mr. Krause includes 77,891 shares of restricted stock awards for Company Common Stock.
(10)	The amount shown for Mr. Gahlhoff includes 151,455 shares of restricted stock awards for Company Common Stock and 33 shares of Company Common Stock in the Company’s employee stock purchase plan and 1,421 shares of Company Common Stock held in the Rollins 401(k) Savings Plan.
(11)	The amount shown for Ms. Bimmerman, includes 31,950 shares of restricted stock awards for Company Common Stock, 32 shares of Company Common Stock in the Company’s purchase plan and 21,723 shares of Company Common Stock held in the Rollins 401(k) Savings Plan.

(12)	The amount shown for Mr. Wilson includes 166,990 shares of restricted stock awards for Company Common Stock and 37,135 shares of Company Common Stock in the Company’s purchase plan.
(13)	The amount shown for Ms. Chandler includes 56,925 shares of restricted stock awards for Company Common Stock.
(14)	The amount shown for Ms. Rollins includes 5,413,068* shares of Company Common Stock held by a charitable trust of which Ms. Rollins is co-trustee. Also includes 487,682 shares of Company Common Stock held directly by Ms. Rollins. Also includes 94,053 shares held by the 2002 Pamela R. Rollins Trust, as to which Ms. Rollins currently has the power to designate the members of the Investment Committee of the trustee.
(15)	Shares held in trusts as to which more than one director are co-trustees or entities in which there is common stock ownership have been included only once.
*	Mr. Gary W. Rollins and Ms. Pamela R. Rollins both disclaim any financial or pecuniary interest in these holdings.
**	Represents beneficial ownership of less than 1% of the Company’s outstanding common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Controlling Group controls in excess of fifty percent of the Company’s voting power. Please refer to the discussion on page 9 under the heading, “Controlled Company Exemption.” The Controlling Group also controls in excess of fifty percent of the voting power of RPC, Inc. and Marine Products, Inc. All of the Company’s directors, with the exception of Messrs. Carson, Gahlhoff, Morrison and Sams, are also directors of RPC, Inc. and Marine Products Corporation.

Related party transactions, as defined in Regulation S-K, Item 404(a), must be reviewed and approved in advance, by our Nominating and Corporate Governance Committee. As set forth in the charter of our Nominating and Corporate Governance Committee, the Nominating and Corporate Governance Committee has the authority and responsibility to ensure that it approve all related party transactions, including material amendments that are in compliance with applicable law, consistent with the Company’s corporate governance policies (including those relative to conflicts of interest and usurpation of corporate opportunities) and on terms that are deemed to be fair to the Company. The Nominating and Corporate Governance Committee also has the authority to hire legal, accounting, financial or other advisors, as it may deem necessary or desirable and/or to delegate responsibilities to executive officers of the Company in connection with discharging its duties. These same rights and responsibilities apply equally to the Subcommittee. A copy of the charter of the Nominating and Corporate Governance Committee is available at our website www.rollins.com under the heading “Governance - Governance Documents.”

Transactions with RPC, Inc.

The Company provides certain administrative services to RPC, Inc. (“RPC”) (a company in which Mr. Gary Rollins previously served as Executive Chairman from 2001 to 2022, and which Mr. Gary Rollins and Ms. Pam Rollins currently serve as a directors). The service agreements between RPC and the Company provide for the provision of services on a cost reimbursement basis and are terminable on six months’ notice. The services covered by these agreements include administration of certain employee benefit programs and other administrative services. Charges to RPC (or to corporations which are subsidiaries of RPC) for such services and rent totaled approximately $0.1 million for the year ended December 31, 2022.

Transactions with LOR, Inc.

Pilot Sharing Agreement

During the year ended 2021, the Company also entered into a Pilot Sharing Agreement with LOR whereby the Company’s employee pilots may be used by LOR from time to time to operate the LOR aircraft and LOR will reimburse the Company for 50% of the costs of the pilots, including salary, benefits and training. The Pilot Sharing Agreement was approved by the Company’s Nominating and Corporate Governance Committee. Charges to LOR under the Pilot Sharing Agreement total $0.6 million for the year ended December 31, 2022.

Administrative Services Agreement

The Company also provides certain administrative services to LOR and also rents office, hanger and storage space to LOR. Charges to LOR (or corporations which are subsidiaries of LOR) for rent and administrative services totaled $0.8 million for the year ended December 31, 2022.

Lear Lease Agreement

In 2014, P.I.A. LLC, a company owned by the former and late Chairman of the Board of Directors, R. Randall Rollins, purchased a Lear Model 35A jet and entered into a lease arrangement with the Company for Company use of the aircraft for business purposes. P.I.A. is now owned by a trust for the benefit of the late Mr. Rollins’ family. The lease is terminable by either party on 30 days’ notice. The Company pays $100.00 per month rent for the leased aircraft, and pays all variable costs and expenses associated with the leased aircraft, such as the costs for fuel, maintenance, storage and pilots. The Company has the priority right to use of the aircraft on business days, and Rollins family members and guests have the right to use the aircraft for personal use through the terms of the Aircraft Time Sharing Agreement with the Company. The amounts paid by the Company for Ms. Pam Rollins to use the aircraft for personal use is disclosed in the “Director Compensation Table,” included in this Proxy Statement. During the year ended December 31, 2022, the Company paid approximately $0.3 million in total rent and operating costs. These payments were made under the Aircraft Time Sharing Agreement which primarily includes Company use and personal use. This amount also includes payments for the benefit of LOR, its affiliates, and Rollins family members and guests under the Pilot Sharing Agreement referenced above. The foregoing related party transactions were previously approved by the Company’s Nominating and Governance Committee of the Board of Directors.

Related Party Franchise Agreements

On December 1, 2019, Orkin, a subsidiary of the Company, entered into a franchise agreement with Wilson Pest Management, Inc. The franchisee is owned 100% by John F. Wilson IV, the son of John F. Wilson, Vice Chairman of the Company. The Company received a total of approximately $0.8 million, which included payment for the franchise and an initial franchise fee of seventy-five thousand dollars in connection with the transaction. The franchise agreement provides for a monthly royalty fee of 9.0% of the franchisee’s reported income. The Company approved the agreement in accordance with its Related Party Transactions policy. During the year ended December 31, 2022, the royalty fee paid to Orkin in accordance with the franchise agreement between Orkin and John Wilson IV was $0.2 million.

STOCKHOLDER PROPOSALS

Appropriate proposals of stockholders intended to be presented at the Company’s 2024 Annual Meeting of the Stockholders must be received by the Company by November 16, 2023 in order to be included, pursuant to Rule 14a-8 promulgated under the Exchange Act in the proxy statement and form of proxy relating to that meeting. With regard to such stockholder proposals, if the date of the next annual meeting of stockholders is advanced or delayed more than 30 calendar days from the first anniversary of this year’s annual meeting, the Company will, in a timely manner, inform its stockholders of the change and of the date by which such proposals must be received. Stockholders desiring to present business at the 2024 Annual Meeting of Stockholders outside of the stockholder proposal rules of Rule 14a-8 of the Securities Exchange Act of 1934 and instead pursuant to the Twenty-Seventh Article of the Company’s Amended and Restated By-Laws must prepare a written notice regarding such proposal addressed to Secretary, Rollins, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324, which must be delivered to or mailed and received at the aforementioned address no later than January 26, 2024 and no earlier than December 17, 2023. Stockholders should consult the Amended and Restated By-Laws for other specific requirements related to such notice and proposed business.

With respect to stockholder nomination of directors, the Company’s Amended and Restated By-Laws provide that nominations for the election of directors may be made by any stockholder entitled to vote for the election of directors. Nominations must comply with an advance notice procedure which generally requires with respect to nominations for directors for election at an annual meeting, that written notice be addressed to: Secretary, Rollins, Inc., 2170 Piedmont Road, N.E., Atlanta, Georgia 30324, and be received not less than 90 nor more than 130 days prior to the anniversary of the prior year’s annual meeting and set forth, among other requirements specified in the Amended and Restated By-Laws, the name, age, business address and, if known, residence address of the nominee proposed in the notice, the principal occupation or employment of the nominee for the past five years, the nominee’s qualifications, the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by the person and any other information relating to the person that would be required to be disclosed in a proxy statement or other filings. Other specific requirements related to such notice, including required disclosures concerning the stockholder intending to present the nomination, are set forth in the Company’s Amended and Restated By-Laws. Notices of nominations must be received by the Secretary of the Company no later than January 26, 2024 and no earlier than December 17, 2023, with respect to directors to be elected at the 2024 Annual Meeting of Stockholders.

EXPENSES OF SOLICITATION

The Company will bear the solicitation cost of proxies. Upon request, the Company will reimburse brokers, dealers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy materials to their beneficial stockholders of record. Proxies also may be solicited in person or by telephone, facsimile or other means by our directors, officers and regular employees. These individuals will receive no additional compensation for these services. The Company has retained Alliance Advisors to provide proxy solicitation services for a fee of $7,000 plus reasonable out of pocket expenses.

ANNUAL REPORT

Our Annual Report for the year ended December 31, 2022, is being provided to you with this Proxy Statement. The Annual Report includes our 2022 Form 10-K (without exhibits). The Annual Report is not considered proxy-soliciting material.

FORM 10-K

On written request of any record or beneficial stockholder, we will provide, free of charge, a copy of our 2022 Annual Report, which includes the consolidated financial statements. Requests should be made in writing and addressed to: Kenneth Krause, Executive Vice President, Chief Financial Officer and Treasurer, Rollins, Inc., 2170 Piedmont Road, NE, Atlanta, Georgia 30324. We will charge reasonable out-of-pocket expenses for the reproduction of exhibits to our 2022 Form 10-K should a stockholder request copies of such exhibits.

OTHER MATTERS

Our Board of Directors knows of no business other than the matters set forth herein, which will be presented at the meeting. Since matters not known at this time may come before the meeting, the enclosed proxy gives discretionary authority with respect to such matters as may properly come before the meeting and it is the intention of the persons named in the proxy to vote in accordance with their judgment on such matters.

By Order of the Board of Directors

Elizabeth B. Chandler
Secretary

Atlanta, Georgia
March 15, 2023

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement may contain forward-looking statements. All statements other than statements of historical facts contained in this Proxy Statement, including statements regarding future operations are forward-looking statements. In some cases, forward- looking statements may be identified by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “expect,” “objective,” “plan,” “potential,” “seek,” “grow,” “target,” “if,” or the negative of these terms and similar expressions intended to identify forward-looking statements. Forward-looking statements are made subject to the safe harbor provisions of the federal securities laws pursuant to Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements primarily on our current opinions, expectations, beliefs, plans, objectives, assumptions and projections about future events and trends that we believe may affect us. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this Proxy Statement may not occur and actual results may differ materially and adversely from those anticipated or implied in the forward-looking statements. You should read this Proxy Statement with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect. In addition, these forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the section titled “Risk Factors” set forth in Part I, Item 1A of our 2022 Form 10-K and in our other SEC filings. Forward-looking statements speak only as of the date of this Proxy Statement, and you should not put undue reliance on any forward-looking statements. We assume no obligation to publicly update or revise any forward-looking statements because of new information, future events, changes in assumptions or otherwise, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. While we believe that such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. t t Rollins, Inc. Notice of 2023 Annual Meeting of Shareholders 2170 Piedmont Road, N.E., Atlanta, Georgia 30324 Proxy Solicited by Board of Directors for Annual Meeting – April 25, 2023 The undersigned stockholder(s) hereby appoints Gary W. Rollins and John F. Wilson, and either of them, as proxies to appoint their substitute, and hereby authorize(s) them to represent and to vote, as undersigned on the reverse side of this proxy, all of the shares of the common stock of Rollins, Inc. that the stockholder(s) are entitled to vote at the Annual Meeting of Stockholders to be held at 12:30 P.M., Eastern Time, on April 25, 2023, at 2170 Piedmont Road, N.E., Atlanta, Georgia 30324, and at any adjournments or postponements thereof. THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” EACH OF THE NOMINEES NAMED IN PROPOSAL 1, “FOR” PROPOSAL 2 AND “THREE YEARS” ON PROPOSAL 3. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR JUDGMENT FOR THE ELECTION OF ANY PERSON TO THE BOARD OF DIRECTORS IF ANY NOMINEE NAMED HEREIN BECOMES UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, AND UPON SUCH OTHER BUSINESS NOT KNOWN AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF. (PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.) Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held April 25, 2023. The Notice and Proxy Statement and Annual Report are available at: http://www.viewproxy.com/ROL/2023.

DO NOT PRINT IN THIS AREA (Stockholder Name & Address Data) PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. t t 1. To elect one Class II and four Class I director nominees to serve as directors of the Company until our 2024 and 2026 annual meeting of stockholders, respectively, or until their successors are duly elected and qualified; Class I Directors to be elected for a three-year term expiring in 2026 01 - Jerry E. Gahlhoff 02 - Patrick J. Gunning 03 - Gregory B. Morrison 04 - Jerry W. Nix Class II Directors to be elected for a one-year term expiring in 2024 05 - P. Russell Hardin 2. To hold an advisory (non-binding) vote to approve the compensation of the Company’s named executive officers; 3. To hold an advisory (non-binding) vote on the frequency of future stockholder advisory votes to approve the compensation paid to the Company’s named executive officers CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11-digit control number ready when voting by Internet or Telephone INTERNET Vote Your Proxy on the Internet: Go to www.AALvote.com/ROL Have your proxy card available when you access the above website. Follow the prompts to vote your shares. Vote by 11:59 p.m. ET on April 24, 2023. TELEPHONE Vote Your Proxy by Phone: Call 1 (866) 804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. Vote by 11:59 p.m. ET on April 24, 2023.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN o o o Proposals - The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposal 2 and THREE YEARS on Proposal 3. 1 YEAR 2 YEARS 3 YEARS o o o SCAN TO VIEW MATERIALS & VOTEw CONTROL NUMBER Please sign exactly as name(s) appears herein. Joint owners should each sign. When signing as attorneys, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title. ______________________________________________________________ Signature of Stockholder: Date ______________________________________________________________ Signature of Stockholder: Date NOTE: To consider and act upon such other business as may properly come before the Annual Meeting or any adjournment of the meeting. MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the post-age-paid envelope provided. IN PERSON Vote Your Proxy: You may vote your shares in person at the 2023 Annual Meeting on April 25, 2023, at 12:30 p.m. (local time) at the Rollins, Inc. Corporate Offices at 2170 Piedmont Road, N.E., Atlanta, GA 30324. WITHHOLD o o o o o FOR o o o o o